   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1996


                                                       REGISTRATION NO. 33-38152
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------


                         POST-EFFECTIVE AMENDMENT NO. 9
                                       TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                             95-0615250
(STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

                              -------------------

                           2601 SOUTH EASTERN AVENUE
                         LOS ANGELES, CALIFORNIA 90040
                                 (213) 723-7476
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------


                      ROBERT M. LING, JR., GENERAL COUNSEL
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                           2601 SOUTH EASTERN AVENUE
                         LOS ANGELES, CALIFORNIA 90040
                                 (213) 723-7476

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:
                              NEIL F. YEAGER, ESQ.
                           BURKE, WILLIAMS & SORENSEN
                              611 W. SIXTH STREET
                                   25TH FLOOR
                         LOS ANGELES, CALIFORNIA 90017
                                 (213) 236-0600

                              -------------------

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933 CHECK THE FOLLOWING BOX: /X/

    IF THE REGISTRANT ELECTS TO DELIVER ITS LATEST ANNUAL REPORT TO SECURITIES HOLDERS, OR A COMPLETE AND LEGIBLE FACSIMILE THEREOF, PURSUANT TO ITEM 11(A)(1) OF THIS FORM, CHECK THE FOLLOWING BOX: / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET


    CROSS-REFERENCE BETWEEN ITEMS OF PART I OF POST-EFFECTIVE AMENDMENT NO. 9 TO FORM S-2 AND PROSPECTUS FILED BY CERTIFIED GROCERS OF CALIFORNIA, LTD., AS PART OF REGISTRATION STATEMENT COVERING CLASS A SHARES AND CLASS B SHARES.


                                                                                LOCATION OR CAPTION
                         ITEM NUMBER AND CAPTION                                   IN PROSPECTUS
           ----------------------------------------------------  --------------------------------------------------
 1.        Forepart of the Registration Statement and Outside
           Front Cover Page of Prospectus......................  Cover Page; Outside Front Cover Page of Prospectus
 2.        Inside Front and Outside Back Cover Pages of
           Prospectus..........................................  Inside Front Cover Page of Prospectus; Outside
                                                                   Back Cover Page of Prospectus
 3.        Summary Information, Risk Factors and Ratio of
           Earnings to Fixed Charges...........................  Summary of Prospectus; Outside Front Cover Page of
                                                                   Prospectus; Risk Factors
 4.        Use of Proceeds.....................................  Use of Proceeds
 5.        Determination of Offering Price.....................  Outside Front Cover Page of Prospectus; Offering
                                                                   of Class A Shares and Class B Shares
 6.        Dilution............................................  (Not Applicable)
 7.        Selling Security Holders............................  (Not Applicable)
 8.        Plan of Distribution................................  Offering of Class A Shares and Class B Shares
 9.        Description of Securities to Be Registered..........  Description of Capital Stock
10.        Interests of Named Experts and Counsel..............  (Not Applicable)
11.        Information with Respect to the Registrant..........  Outside Front Cover Page of Prospectus; Risk
                                                                   Factors; Description of Capital Stock --
                                                                   Dividend Rights; The Company; Selected Financial
                                                                   Data; Management's Discussion and Analysis of
                                                                   Financial Condition and Results of Operations;
                                                                   Index to Financial Statements
12.        Incorporation of Certain Information by Reference...  Inside Front Cover Page of Prospectus
13.        Disclosure of Commission Position on Indemnification
           for Securities Act Liabilities......................  (Not Applicable)

PROSPECTUS
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.


                             27,700 CLASS A SHARES
                             147,916 CLASS B SHARES


    This Prospectus relates to the issuance of Class A Shares to such persons or entities who from time to time may be accepted as new member-patrons, and the issuance of Class B Shares to member-patrons and such persons or entities who from time to time may be accepted as new member-patrons (see, "OFFERING OF CLASS A SHARES AND CLASS B SHARES").

    Certified Grocers of California, Ltd. ("Certified" or the "Company") does business primarily on a cooperative basis with its member-patrons and with certain other patrons and distributes its net earnings on such cooperative business as patronage dividends to such patrons based in amount on the volume of such business transacted with them. The Class A Shares offered hereby are offered only to such persons or entities who from time to time may be accepted as new member-patrons of Certified. The Class B Shares offered hereby are offered only to member-patrons and such new member-patrons of Certified. One hundred Class A Shares will be issued to each such new member-patron. Class B Shares will be issued to member-patrons and such new member-patrons as a portion of patronage dividends paid to such members, except that in certain instances Class B Shares will be paid for by debiting the member's cash deposit account.

    BOTH CLASS A SHARES AND CLASS B SHARES ARE SUBJECT TO REPURCHASE OR REDEMPTION BY CERTIFIED ON TERMINATION OF A PATRON'S STATUS AS A MEMBER-PATRON AND UNDER CERTAIN OTHER CIRCUMSTANCES. SUCH REPURCHASE OR REDEMPTION IS SUBJECT TO LEGAL LIMITATIONS, LIMITATIONS OF CERTIFIED'S REDEMPTION POLICY AND CERTAIN LIMITATIONS UNDER CERTIFIED'S CREDIT AGREEMENTS. EXCEPT FOR TRANSFER TO CERTIFIED, THE SHARES MAY NOT BE TRANSFERRED WITHOUT THE CONSENT OF CERTIFIED, WHICH WILL NORMALLY BE WITHHELD. THERE IS NO MARKET FOR CERTIFIED'S SHARES.
                             ---------------------
        CAREFUL CONSIDERATION SHOULD BE GIVEN TO THE MATTERS DISCUSSED UNDER
            "RISK FACTORS," BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


---------------------------------------------------------------------------------------
                                                     UNDERWRITING
                                                      DISCOUNTS
                                       PRICE TO          AND           PROCEEDS TO
                                        PUBLIC       COMMISSIONS        ISSUER(1)
---------------------------------------------------------------------------------------
27,700 Class A Shares.............   book value(2)       none          $    (2)(3)
---------------------------------------------------------------------------------------
147,916 Class B Shares............   book value(4)       none              (4)
---------------------------------------------------------------------------------------

(1) As of the date of registration, the expense of issuance and distribution of the shares registered was estimated to be $52,608.
(2) During the fiscal year ending August 30, 1997, the offering price per Class A Share will be $167.94. Thereafter, the offering price per share will be equal to the book value per share of Certified's outstanding shares as of the end of the fiscal year prior to issuance. The cash proceeds are estimated based on $167.94 per share.
(3) Based on the assumption that all shares will be sold. There is no assurance that all will be sold.
(4) The Class B Shares, valued at book value in the same manner as Class A Shares, will be issued as a part of patronage dividends, except that in certain instances Class B Shares will be paid for by debiting the member's cash deposit account. Since it is expected that there will be a reduction in member deposits, there is not expected to be any significant cash flow impact on Certified.


THIS OFFER IS NOT UNDERWRITTEN.


                THE DATE OF THIS PROSPECTUS IS            , 1996

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Act of 1934, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, such material can be inspected and copied at the public reference facilities maintained by the Commission and located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048.

                             ADDITIONAL INFORMATION

    As permitted by the rules and regulations of the Commission, this Prospectus omits certain information and exhibits contained in a Registration Statement on Form S-2 filed by the Company with the Commission. For further information, reference is made to the Registration Statement including the exhibits filed as a part thereof. Copies of the Registration Statement and exhibits may be obtained from the principal office of the Commission in Washington, D.C. upon payment of the fee prescribed by the rules and regulations of the Commission.

                           INCORPORATION BY REFERENCE


    The following document filed with the Commission is incorporated by reference into this Prospectus: Annual Report on Form 10-K for the fiscal year ended August 31, 1996.


    The Company will provide without charge to each person or shareholder of the Company to whom a copy of this Prospectus is delivered, upon the written or oral request of such person or shareholder, a copy of the foregoing Report incorporated by reference herein, other than exhibits to such Report. Requests should be directed to: Certified Grocers of California, Ltd., 2601 South Eastern Avenue, Los Angeles, California 90040, Attention: Corporate Secretary, (213) 723-7476.

                             SUMMARY OF PROSPECTUS

    The following is a brief summary of certain matters described in more detail elsewhere in this Prospectus. This summary is necessarily incomplete and selective, and it is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus. Attention is also directed to "RISK FACTORS."

                           CERTIFIED AND ITS BUSINESS


    Certified, a California corporation organized in 1922 and incorporated in 1925, is a wholesale grocery distributor which does business primarily on a cooperative basis with patrons who are shareholders of Certified and who are referred to as "member-patrons" or "members." It also does some business on a cooperative basis with patrons who are not shareholders and who are referred to as "associate patrons." (Member-patrons or members and associate patrons are collectively referred to herein as "patrons.") See, "THE COMPANY."


                        BASIC FEATURES OF SHARE OFFERING

    The Class A Shares of Certified are offered to such persons or entities who from time to time may be accepted as new member-patrons of Certified. The Class B Shares of Certified are offered to member-patrons of Certified and such persons or entities who from time to time may be accepted as new member-patrons of Certified.

    ELIGIBILITY TO HOLD SHARES: Class A Shares of Certified may be owned only in connection with membership in Certified as a member-patron. Membership in Certified is limited to persons and entities meeting certain requirements. See, "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- Eligibility to Hold Shares."


    NEW MEMBER-PATRONS REQUIRED TO PURCHASE ONE HUNDRED CLASS A SHARES: Such persons or entities who from time to time may be accepted as new member-patrons of Certified will be required to purchase, or subscribe for the purchase of, one hundred Class A Shares. The price per share during the fiscal year ending August 30, 1997, will be $167.94 which is the book value per share as of the close of the preceding fiscal year. Thereafter, the price per share will be equal to the book value of outstanding shares at the close of the fiscal year last ended prior to admission to membership. See, "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- New Member-Patrons Required to Purchase One Hundred Class A Shares."


    ISSUANCE OF CLASS B SHARES TO MEMBER-PATRONS: Each member-patron of Certified is required to hold Class B Shares having combined Issuance Values (as defined below) in an amount equal to the LESSER of (a) the amount of the member-patron's required deposit or (b) twice the member-patron's average weekly purchases ("Class B Share Requirement"). (Member-patrons are generally required to maintain subordinated cash deposits with Certified. For a discussion of these required deposits, see, "THE COMPANY -- Patron Deposits.") For purposes of this requirement, each Class B Share held by a member-patron is valued at the book value of Certified's outstanding shares as of the close of the fiscal year last ended prior to the issuance to the member-patron of such Class B Share ("Issuance Value"). In order to satisfy this requirement, a member-patron is required to hold Class B Shares having combined Issuance Values in an amount equal to the member-patron's Class B Share Requirement.

    Issuance of Class B Shares to member-patrons in order to comply with this requirement will be accomplished as follows:

        1. Member-patrons, and those persons or entities who from time to time may be accepted as new member-patrons of Certified, will be issued Class B Shares as a part of the patronage dividends paid to such member-patrons over a period of five consecutive fiscal years, beginning with the SECOND fiscal year following admission as a member-patron, such that, following the patronage dividend paid for the fifth year, such member-patron would hold Class B Shares having combined Issuance Values equal to the member-patron's Class B Share Requirement.

        2. As an alternative to the issuance of Class B Shares in the manner described in paragraph 1 above, upon the request of any member-patron (which request may only be made in September of any year), Certified may, at its sole option, issue to such member-patron as a part of the next ensuing patronage dividend Class B Shares in an amount and having Issuance Values such that, following such issuance, the member-patron would hold Class B Shares having combined Issuance Values equal to the member-patron's Class B Share Requirement. Any such request made by a member-patron is not revocable without Certified's consent, which consent can be granted or withheld in Certified's sole discretion.


    In connection with the issuance of Class B Shares in the foregoing ways, it should be noted that Certified pays at least 20% of the patronage dividends in cash. In addition, with respect to the patronage dividends payable for a fiscal year, Certified's Board of Directors may authorize the retention of a portion of the patronage dividends payable and the issuance of interest bearing subordinated patronage dividend certificates evidencing the indebtedness of Certified respecting the amounts retained. See, "THE COMPANY -- Patronage Dividends." ISSUANCE OF CLASS B SHARES AS A PORTION OF PATRONAGE DIVIDENDS AS DESCRIBED ABOVE WILL OCCUR ONLY TO THE EXTENT OF THE MEMBER-PATRON'S PATRONAGE DIVIDEND REMAINING AFTER THE CASH PAYMENT AND ANY RETENTION WHICH MAY BE AUTHORIZED BY THE BOARD OF DIRECTORS. If following the issuance of Class B Shares as a part of the remaining patronage dividend for any given fiscal year, the member-patron would not hold Class B Shares having combined Issuance Values equal to the amount of Class B Shares required to be held by the member-patron following the patronage dividend for such fiscal year, then additional Class B Shares would be issued to the member-patron in a quantity sufficient to achieve the required amount. Issuance of these additional Class B Shares would be paid for by debiting the member-patron's cash deposit account in an amount equal to the Issuance Values of such additional Class B Shares, and the member-patron will be required to authorize Certified to so debit such account.


    Following the issuance of Class B Shares in the foregoing ways, it is proposed to continue issuing Class B Shares as a part of patronage dividends, and, to the extent necessary, to issue additional Class B Shares to be paid for by debiting the member-patron's cash deposit account, so as to establish and maintain each member-patron's holding of such shares in an amount having combined Issuance Values equal to the member-patron's Class B Share Requirement.

    The holding of Class B Shares having combined Issuance Values equal to the amount of the member-patron's Class B Share Requirement has been established by the Board of Directors as the amount of Class B Shares required to be held by each member-patron. The requirement regarding the holding of Class B Shares may be increased or otherwise changed at the discretion of the Board of Directors.

    No member-patron whose membership has terminated during a given fiscal year, or whose membership has terminated following the close of a given fiscal year and prior to the payment of patronage dividends for such fiscal year, would receive Class B Shares as a part of the patronage dividends paid for such fiscal year.

    Patrons are generally required to maintain cash deposits with Certified. Such deposits serve as security for the patron's contractual obligations to Certified and are based on the amount of the patron's purchases from certain divisions of Certified. A portion of these deposits is subordinated to certain indebtedness of Certified. Presently, as Class B Shares are issued, a credit is given against each member-patron's required deposit based upon the combined Issuance Values of such member's Class B Shares. To the extent a member-patron's deposit exceeds the required amount, Certified will return the excess upon request. Thus it will be possible for a member to withdraw cash from the deposit as Class B Shares are issued. See, "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- Issuance of Class B Shares to Member-Patrons."

                         DESCRIPTION OF SHARES OFFERED

    The rights, preferences, privileges and restrictions of the Class A Shares and Class B Shares are the same, except as to voting and redemption. NEITHER CLASS OF SHARES MAY BE TRANSFERRED WITHOUT THE CONSENT OF CERTIFIED, WHICH WILL NORMALLY BE WITHHELD. See, "DESCRIPTION OF CAPITAL STOCK."

VOTING

    Holders of Class A Shares are entitled to vote such shares cumulatively for the election of 12 of the directors on the Board of Directors. Holders of the Class B Shares are entitled to vote such shares cumulatively for the election of 3 of the directors on the Board of Directors. The Class B Shares have no other voting rights, except as required by California law. See, "DESCRIPTION OF CAPITAL STOCK -- Voting rights."

SHARE REDEMPTION

    Subject to the limitations of Certified's share redemption policy, to legal limitations and to limitations under certain credit agreements to which Certified is a party, Certified will redeem the Class A Shares and Class B Shares of a terminated member. In addition, and subject to the same limitations, Certified will upon request redeem those Class B Shares held by a member which are in excess of the amount required to be held by such member ("Excess Class B Shares"). Respecting legal limitations, the California Corporations Code prohibits the redemption of shares by a corporation where the corporation is, or would thereby be, likely to be unable to meet its liabilities as they mature. The code also prohibits the redemption of shares unless either the amount of retained earnings equals or exceeds the amount of the redemption or numerical ratios of certain assets to certain liabilities meet statutory standards. Under certain of Certified's credit agreements, redemptions of Class A Shares and Class B Shares are prohibited during the pendency of a breach or default under the credit agreements. See, "DESCRIPTION OF CAPITAL STOCK -- Share Redemption."

    Under the redemption policy, Class A Shares eligible for redemption will be redeemed in the order in which memberships terminate, and will be redeemed prior to the redemption of any Class B Shares which have not yet been redeemed but are eligible for redemption. The aggregate amount of Class B Shares which Certified will be obligated to redeem in any fiscal year will be limited to 5% of the sum of (i) the number of Class B Shares outstanding as of the close of the preceding fiscal year and (ii) the number of Class B Shares issued as a part of the patronage dividend for such preceding fiscal year (the "five percent limit"). In any fiscal year, Certified will redeem, up to the five percent limit, Class B Shares which were eligible for redemption in a prior year, but which have not yet been redeemed, provided that if the five percent limit would preclude redemption of all such shares, then such shares will be redeemed pro rata. In the event that the five percent limit would permit the redemption of all such shares and would permit the redemption of other Class B Shares as well, then, subject to the five percent limit, Certified will redeem other Class B Shares eligible for redemption in the order in which memberships terminate or shares are tendered for redemption. The redemption policy provides that the Board of Directors may, in its discretion, redeem shares without regard to the five percent limit or other provisions of the redemption policy.


    The five percent limit contained in Certified's redemption policy permits the redemption of 19,191 Class B Shares in fiscal year 1997. At the date of this Prospectus, that number of Class B Shares will be redeemed in fiscal year 1997. Any further redemption of Class B Shares in excess of the five percent limit for fiscal year 1997 will be at the discretion of Certified's Board of Directors and subject to the limitations under the aforementioned credit agreements. See, "DESCRIPTION OF CAPITAL STOCK -- Share Redemption."


    The redemption of shares may be accomplished by paying to the member or crediting to the member's account the redemption price. Such payment or credit will be made within 120 days after such shares have become eligible for redemption and are otherwise entitled to be redeemed in accordance with legal limitations and provisions of Certified's redemption policy. In no event will interest be payable on the redemption price for any delay in paying or crediting the redemption price.

    The redemption price for Class A Shares and Class B Shares on termination of membership will be an amount equal to the greater of the book value of such shares as of the close of the fiscal year last ended prior to the redemption, less all amounts that may be owing to Certified or any of its subsidiaries by the member, or one cent per share. For redemptions occurring during the fiscal year ending August 30, 1997 the book value per share is $167.94.


    The redemption price for Excess Class B Shares, other than on termination of membership, will be an amount equal to the book value of the shares as of the close of the fiscal year last ended prior to the redemption provided that the member is in good standing, is current in all obligations to Certified and its subsidiaries, and there exist no grounds for termination of membership; otherwise, the redemption price for such shares shall be the same as provided on the termination of membership. Certified shall have the right to deduct from such redemption price any amounts owing to Certified or any of its subsidiaries by the member.

    See, "DESCRIPTION OF CAPITAL STOCK -- Share Redemption" and "Use of Book Value."

                                USE OF PROCEEDS

    Proceeds will be used as working capital and to return a portion of members' deposits.

                        SUMMARIZED FINANCIAL INFORMATION


                                                                                       FISCAL YEAR
                                                                                       ------------
                                                                             1996          1995          1994
                                                                          (52 WEEKS)    (52 WEEKS)    (53 WEEKS)
                                                                         ------------  ------------  ------------
                                                                                   (THOUSANDS OMITTED)
INCOME STATEMENT:
  Net sales............................................................  $  1,948,919   $1,822,804    $1,873,872
  Declared Patronage dividends.........................................        13,200       11,571        10,837
  Net earnings.........................................................         1,517          769            94
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
BALANCE SHEET
 (at end of period):
  Working capital......................................................  $     63,108   $  107,685    $  107,139
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
  Total assets.........................................................       373,360      398,603       398,569
  Total liabilities....................................................       300,654      326,443       327,263
                                                                         ------------  ------------  ------------
  Shareholders' equity.................................................  $     72,706   $   72,160    $   71,306
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------


    See, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                  RISK FACTORS

    CAREFUL CONSIDERATION SHOULD BE GIVEN TO THE FOLLOWING FACTORS CONCERNING CERTIFIED AND THE SECURITIES OFFERED IN THIS PROSPECTUS:

SHARES NOT TRANSFERABLE

    Except to Certified, neither the Class A Shares nor the Class B Shares are transferable without the consent of Certified, which will not normally be given. See, "DESCRIPTION OF CAPITAL STOCK -- Non-Transferability."

NO MARKET FOR SHARES

    There is no market for Certified's shares.

SHARES HELD AS SECURITY

    All shares will be required to be pledged to Certified to secure the prohibition against their transfer, to secure Certified's redemption rights and as security for performance of obligations of the member to Certified or its subsidiaries. See, "DESCRIPTION OF CAPITAL STOCK -- Shares Held as Security."

SHARE REDEMPTION -- LIMITATIONS


    On termination of membership, the member's Class A Shares and Class B Shares will be purchased by Certified only if such purchase is permitted by Certified's redemption policy and by legal requirements. There is no assurance that Certified's financial condition will always be such that it will be able to legally redeem shares tendered for redemption. Assuming that the redemptions were otherwise permitted by Certified's redemption policy, under current legal requirements (which include Certified's continuing ability to meet its liabilities as they mature) Certified would be permitted to redeem shares up to the amount of Certified's retained earnings immediately prior to the redemption. At August 31, 1996, Certified's retained earnings were $11,436,000, and on that date, under current legal requirements, Certified would have been permitted to redeem shares up to that dollar amount. Even if redemption is permitted by legal requirements, it is possible under Certified's redemption policy that a member's Class B Shares will not be fully, or even partially, redeemed in the year in which they are tendered for redemption. In each fiscal year, the redemption policy only requires Certified to redeem Class B Shares in an amount up to the "five percent limit" described in the redemption policy, and any redemption of Class B Shares in excess of the limit for such fiscal year is at the discretion of Certified's Board of Directors. In addition, under certain of Certified's credit agreements, redemptions of Class A Shares and Class B Shares are prohibited during the pendency of a breach or default under the credit agreements. As described in the share redemption policy, redemptions may be effected by payment to the member or credit to the member's account. See, "DESCRIPTION OF CAPITAL STOCK -- Share Redemption."



    The five percent limit only requires Certified to redeem 19,191 Class B Shares in fiscal year 1997, and at the date of this Prospectus that number of shares will be redeemed. Thus, any further redemptions of Class B Shares during fiscal year 1997 will be at the discretion of Certified's Board of Directors and subject to the limitations under the aforementioned credit agreements. As of November 1, 1996, 58,290 Class B Shares were tendered and awaiting redemption in excess of the limit for fiscal year 1997. None of these shares is expected to be redeemed in fiscal year 1997. Further, the tender for redemption of this number of shares will cause the five percent limits for fiscal years 1998, 1999 and 2000 to be met, and when combined with additional future tenderings could cause the five percent limits in subsequent fiscal years to be met, thereby delaying redemptions in excess of such limits. The redemptions required for fiscal years 1998 through 2000 approximate $9.8 million based on 1996 year end book values and estimated share issuances for those years. Cash flow to fund redemption of shares is provided from operations, patron deposits, Patronage Certificates, current shareholdings and borrowings under the Company's credit lines. See, "DESCRIPTION OF CAPITAL STOCK -- Share Redemption -- Limitations on Share Redemption." Since shares will be issued and redeemed at a price based on book value as of the close of the fiscal year last ended, any decrease in book value between issuance and redemption would result in a loss to the member. See, "DESCRIPTION OF CAPITAL STOCK -- Use of Book Value."

VOLUME LOSSES IN PAST PERIODS



    The Company experienced reductions in sales volume from fiscal 1991 levels totaling approximately $945 million between fiscal years 1992 and 1995. During this period, certain of Certified's large member patrons either grew to the size where they elected to establish self-distribution programs or were acquired by chains that had existing self-distribution programs. Additionally, sales volume was lost as a result of the decision of certain large patrons to expand their own warehousing and distribution operations in fiscal 1994 and the decision of one patron to utilize another source of supply. During fiscal year 1995, the Company added two significant customers which through fiscal 1996 have contributed approximately $200 million in annual sales volume to the Company, spread among most sales categories. The Company is attempting to increase sales volume by adding new customers and expanding the volume of sales to existing customers.



    There can be no assurance that future sales volume reductions will not occur, whether by merger or acquisition of patrons or election by patrons to switch to self-distribution or other supply sources. At this time, including patrons already engaged in self-distribution, there is no patron whose purchases represent more than 10% of total sales volume. Also, excluding patrons already engaged in self-distribution, there is no patron whose purchases represent greater than 5% of total sales volume. See, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


INCOME TAX LIABILITY INCIDENTAL TO PATRONAGE DIVIDENDS

    A patron will be required to report as gross income, for federal income tax purposes, the patronage dividends, if any, distributed by Certified to such patron. Class B Shares distributed to a member-patron as a part of a patronage dividend must be reported as income at their full stated dollar amount. Class B Shares distributed as a part of a patronage dividend are also subject to state income and corporation franchise taxes in California, and may be subject to such taxes in other states. See, "THE COMPANY -- Tax Matters."

                 OFFERING OF CLASS A SHARES AND CLASS B SHARES

    The Class A Shares of Certified are offered hereby to such persons or entities who from time to time may be accepted as new member-patrons of Certified, and the Class B Shares of Certified are offered hereby to member-patrons of Certified and such persons or entities who from time to time may be accepted as new member-patrons of Certified. The sale of the shares offered hereby will be made by Certified through its regular employees who will not receive any additional remuneration in connection therewith. No sales will be made through brokers, and there are no underwriters.

ELIGIBILITY TO HOLD SHARES

    Class A Shares are issued to and may be held only by member-patrons of Certified. In order to qualify for and retain membership as a member-patron, a person or other entity (1) must patronize Certified in such amounts and manner, and otherwise comply with the Bylaws and with such rules, regulations and policies, as may be established from time to time by Certified; (2) must have and maintain acceptable financial standing; (3) must make application in such form as is prescribed; and (4) must be accepted as a member after approval by the Board of Directors. Membership does not obligate Certified to make any sale of merchandise or services or any extension of credit.

    Membership is not transferable either voluntarily or by operation of law. Membership may be terminated by written resignation of the member or by Certified on the member's failure to meet any requirement of membership, or on the member's failure to timely pay or otherwise meet any obligation to Certified or its subsidiaries or to comply with any requirement established by Certified for servicing of accounts, or on the member's death or incompetency, or except as permitted by the Bylaws on any attempted transfer of membership, or on an insolvency, bankruptcy, arrangement or reorganization proceeding by or against the member, or on the member's account or any Class A or Class B Shares held by the member being subjected to any process of law, or on any transfer or encumbrance or attempted transfer or encumbrance of any such account or share. Termination of membership does not relieve the patron of obligations incurred prior to termination.

    The Board of Directors may approve the issuance of Class B Shares to any person and for any purpose. However, the Board of Directors does not now intend to authorize, and this offering does not include, the issuance of Class B Shares except to member-patrons.

NEW MEMBER-PATRONS REQUIRED TO PURCHASE ONE HUNDRED CLASS A SHARES

    Each member-patron of Certified is required to hold one hundred Class A Shares. The Board of Directors is authorized to accept member-patrons without the issuance of Class A Shares when the Board of Directors determines that such action is justified by reason of the fact that the ownership of the patron is the same, or sufficiently the same, as that of another member-patron holding one hundred Class A Shares.


    Such persons or entities who from time to time may be accepted as new member-patrons of Certified will be required to purchase or subscribe for the purchase of one hundred Class A Shares. The price for such shares will be the book value per share of outstanding shares at the close of the fiscal year last ended. During the fiscal year ending August 30, 1997, the book value, and hence the price, per share will be deemed to be $167.94. Any subscription will require a minimum cash down payment of 10% of the purchase price with the balance payable in not more than 104 equal weekly installments together with an interest charge of 10% per annum. Certified at its option may, as a condition to accepting a member, require that in lieu of issuing Class A Shares, such member purchase said shares from a terminated member at the same price which would have been payable had the new member purchased said shares from Certified.


    No member may hold more than one hundred Class A Shares. It is possible, however, that a member may have an interest in another member, or that a person may have an interest in more than one member, and thus have an interest in more than one hundred Class A Shares. Such a situation might arise, for example, where a member-patron owns the stock of another member-patron.

ISSUANCE OF CLASS B SHARES TO MEMBER-PATRONS

    1. GENERAL. Following the close of the fiscal year, the net earnings of Certified from business done on a cooperative basis with member-patrons are distributed in the form of patronage dividends to such patrons based in amount on the volume of such business transacted with them. Certified's Bylaws provide that patronage dividends may be paid in money or in any other form which constitutes a written notice of allocation under Section 1388 of the Internal Revenue Code. Said section defines the term "written notice of allocation" to mean any capital stock, revolving fund certificate, retain certificate, certificate of indebtedness, letter of advice, or other written notice, which discloses to the recipient the stated dollar amount allocated to him by Certified and the portion thereof, if any, which constitutes a patronage dividend.


    As a portion of the patronage dividend paid to each member-patron, Certified issues Class B Shares. Each member-patron is required to hold Class B Shares having combined Issuance Values (as defined below) in an amount equal to the LESSER of (a) the amount of the member-patron's required deposit or (b) twice the member-patron's average weekly purchases ("Class B Share Requirement"). (The amount of a member-patron's average weekly purchases is determined by Certified and member-patrons are required to maintain cash deposits with Certified. For a discussion, see, "THE COMPANY -- Patron Deposits.") Additionally, for purposes of this requirement, each Class B Share held by a member-patron is valued at the book value of Certified's outstanding shares as of the close of the fiscal year last ended prior to the issuance to the member-patron of such Class B Share ("Issuance Value"). Thus, for example, a Class B Share issued in fiscal year 1997 will have an Issuance Value equal to the book value of Certified's outstanding shares as of the close of fiscal year 1996, whereas a Class B Share issued in fiscal year 1996 will have an Issuance Value equal to the book value of Certified's outstanding shares as of the close of fiscal year 1995. In order to satisfy the requirement regarding the holding of Class B Shares, a member-patron is required to hold Class B Shares having combined Issuance Values in an amount equal to the member-patron's Class B Share Requirement.



    Issuance of Class B Shares to member-patrons in order to comply with this requirement will be accomplished as described below. In connection with the issuance of Class B Shares as described below, it should be noted that Certified pays at least 20% of the patronage dividends in cash. In addition, with respect to the patronage dividends payable for a fiscal year, Certified's Board of Directors may authorize the retention of a portion of the patronage dividends payable to patrons and the issuance of interest bearing subordinated patronage dividend certificates evidencing the indebtedness of Certified respecting the amounts retained. See "THE COMPANY -- Patronage Dividends." ISSUANCE OF CLASS B SHARES AS A PORTION OF PATRONAGE DIVIDENDS AS DESCRIBED BELOW WILL OCCUR ONLY TO THE EXTENT OF THE MEMBER-PATRON'S PATRONAGE DIVIDEND REMAINING AFTER THE CASH PAYMENT AND ANY RETENTION WHICH MAY BE AUTHORIZED BY THE BOARD OF DIRECTORS.


    2. MANNER OF ISSUANCE OF CLASS B SHARES. Member-patrons, and those persons or entities who from time to time may be accepted as new member-patrons of Certified, will be issued Class B Shares. In the manner described below, it is proposed that each such member-patron would be issued Class B Shares as a part of the patronage dividends (but after deducting the cash payment and any authorized retention) paid to such member-patron over a period of five consecutive fiscal years, beginning with the SECOND fiscal year following admission as a member-patron, such that following the patronage dividend paid for the fifth year, such member-patron would hold Class B Shares having combined Issuance Values equal to the amount of the member-patron's Class B Share Requirement.

    It is intended to issue Class B Shares to such member-patrons as a portion of patronage dividends paid, beginning with the second fiscal year following admission as a member-patron, as follows:

        After payment of the cash portion of the patronage dividend and deduction of any authorized retention, Class B Shares would be issued in an amount not exceeding the member-patron's remaining patronage dividend for any one year so that, subject to the foregoing, after the FIRST patronage dividend, the member-patron will hold Class B Shares having Issuance Values equal to 20% of the member-patron's Class B Share Requirement; after the SECOND patronage dividend, the member-patron will hold Class B Shares having combined Issuance Values equal to 40% of the member-patron's Class B Share Requirement; after the THIRD patronage dividend, the member-patron will hold Class B Shares having combined Issuance Values equal to 60% of the member-patron's Class B Share Requirement; after the FOURTH patronage dividend, the member-patron will hold Class B Shares having combined Issuance Values equal to 80% of the member-patron's Class B Share Requirement; and, after the FIFTH patronage dividend, the member-patron will hold Class B Shares having combined Issuance Values equal to the amount of the member-patron's Class B Share Requirement.

    If following the issuance of Class B Shares as a part of the patronage dividend for any given fiscal year, the member-patron would not hold Class B Shares having a combined Issuance Value equal to the amount of Class B Shares required to be held by the member-patron following the patronage dividend for such fiscal year, then additional Class B Shares would be issued to the member-patron in a quantity sufficient to achieve the required amount. Issuance of these additional Class B Shares would be paid for by debiting the member-patron's cash deposit account in an amount equal to the issuance values of such additional Class B Shares, and the member-patron will be required to authorize Certified to so debit such account.

    3. ALTERNATIVE MANNER OF ISSUANCE OF CLASS B SHARES. As an alternative to the issuance of Class B Shares in the manner described in paragraph 2 above, upon the request of any member-patron (which request may only be made in September of any year), Certified may, at its sole option, issue to such member-patron as a part of the next ensuing patronage dividend, and after payment of the cash portion of such patronage dividend and deduction of any authorized retention, Class B Shares in an amount and having Issuance Values not exceeding the member-patron's remaining patronage dividend such that, following such issuance, the member-patron would hold Class B Shares having combined Issuance Values equal to the member-patron's Class B Share Requirement. If following the issuance of Class B Shares in the foregoing manner, the member-patron would not hold Class B Shares having combined Issuance Values equal to the member-patron's Class B Share Requirement, then additional Class B Shares would be issued to the member-patron in a quantity sufficient to achieve this amount. Issuance of these additional Class B Shares would be paid for by debiting the member-patron's cash deposit account in an amount equal to the Issuance Values of such additional Class B Shares, and the member-patron, in making the above described request, will be required to authorize Certified to debit such account. Once made, the member-patron's request would not be revocable by the member-patron without Certified's consent, which consent can be granted or withheld in Certified's sole discretion.

    4. OTHER MATTERS RELATING TO ISSUANCE OF CLASS B SHARES. Following the issuance of Class B Shares in the foregoing ways, Certified proposes to continue thereafter to issue Class B Shares as a part of patronage dividends (but after deducting the cash payment and any authorized retention), and, to the extent necessary, to issue additional Class B Shares to be paid for by debiting the member-patron's cash deposit account, so as to establish and maintain each member-patron's holdings of such shares in an amount having combined Issuance Values equal to the member-patron's Class B Share Requirement.

    The holding of Class B Shares having combined Issuance Values equal to the amount of the member-patron's Class B Share Requirement has been established by the Board of Directors as the amount of Class B Shares required to be held by each member-patron. The Board of Directors in its discretion may increase this amount or may otherwise require that additional Class B Shares be held by each member-patron, and Certified may issue, at any time from time to time, additional Class B Shares as a part of patronage dividends. The requirement regarding the holding of Class B Shares as established by the Board of Directors is subject to change by the Board of Directors which may, in its discretion, add to, increase, decrease, limit, eliminate or otherwise change such requirement.

    No member-patron whose membership has terminated during a given fiscal year, or whose membership has terminated following the close of a given fiscal year and prior to the payment of patronage dividends for such fiscal year, would receive Class B Shares as a part of patronage dividends paid for such fiscal year.

    Class B Shares held by a member-patron in excess of what has been established by the Board of Directors as the Class B Shares required to be held by each member-patron will be considered "Excess Class B Shares."

    Both Class A and Class B Shares are pledged to, and the certificates held by, Certified to secure the prohibition against transfer, to secure Certified's right to purchase or redeem such shares and to secure performance of the patron's obligations to Certified and its subsidiaries.

    Patrons are generally required to maintain cash deposits with Certified as security for the patron's contractual obligations to Certified and to its subsidiaries. That portion of the deposits which the patron is required to maintain is subordinated to certain indebtedness of Certified. Upon request by the patron, deposits in excess of the required amount are returned, provided the patron is not in default in its obligations to Certified or any of its subsidiaries. The entire deposit is returned upon termination of membership less any amounts owing Certified or any of its subsidiaries; provided that, in all cases, return of the required portion is governed by the subordination provisions to which it is subject and will be returned only as and to the extent permitted thereby. For a discussion of deposit requirements, see, "THE COMPANY -- Patron Deposits." Inasmuch as the Class B Shares as well as the Class A Shares will be held as security for the performance of the member-patron's obligations, in calculating each member-patron's required deposit, credit is presently given based upon the combined Issuance Values of the Class B Shares held. Thus, it will be possible for a member-patron to withdraw cash from the deposit as Class B Shares are issued. Certified's policies regarding deposits, issuance of Class B Shares and credits against deposits as a result of issuance of Class B Shares are subject to change by the Board of Directors which may, in its discretion, add to, increase, decrease, limit, eliminate or otherwise change such policies.

                          DESCRIPTION OF CAPITAL STOCK

    The capital structure of Certified consists of three classes of shares, Class A Shares, Class B Shares, and Class C Shares. The rights, preferences, privileges and restrictions of the Class A Shares and the Class B Shares are the same, except with respect to voting and redemption. The Class C Shares are held, one share each, by the directors of Certified.

DIVIDEND RIGHTS

    It is the policy of Certified not to pay cash dividends on its stock.

VOTING RIGHTS

    The holders of Class A Shares are entitled to elect 12 directors. The holders of Class B Shares are entitled to elect 3 directors, and otherwise have no voting rights except as may be required by California law. California law extends to non-voting shares the right to vote upon certain matters such as amendments to the Articles of Incorporation which would affect the rights of non-voting shares and certain reorganizations in which other securities are to be issued in exchange for the non-voting shares. In addition, California law extends voting rights on certain matters, such as voluntary dissolution, to those shares having voting power which is defined as the power to vote for directors. The percentage of voting power of a class of shares is based on the percentage of the directors it may elect. Thus, in those situations involving such voting power, the Class A Shares would have 80% of the voting power, and the Class B Shares would have 20% of the voting power.

    In the election of directors, the Class A Shares may be voted cumulatively for the 12 directors to be elected by the Class A shareholders, that is, each holder of Class A Shares may give one candidate a number of votes equal to the number of directors to be elected by the holders of Class A Shares multiplied by the number of his Class A Shares or he may distribute such votes among as many candidates as he sees fit. Similarly, the Class B Shares may be voted cumulatively for the 3 directors to be elected by the holders of Class B Shares.

    Since the Class A shareholders are only entitled to elect 12 of the directors, a greater number of votes is required under cumulative voting in order to elect a single director than would be required in order to elect a single director if such shareholders were entitled to vote their shares cumulatively for the election of all of the directors. Likewise, since the Class B shareholders are only entitled to elect 3 of the directors, a greater number of votes is required under cumulative voting in order to elect a single director than would be required in order to elect a single director if such shareholders were entitled to vote their shares cumulatively for the election of all of the directors.

    A director must be either an employee of Certified, a member-patron, or a member of a partnership or an employee of a corporation which is a member-patron.

    Except as required by California law, the Class C Shares have no voting rights.

LIQUIDATION RIGHTS

    In the event of any liquidation or winding up of the affairs of Certified, whether voluntary or involuntary, the net assets of Certified would be distributed among the holders of Class A Shares and the holders of Class B Shares proportionately in accordance with their share holdings. The Class C Shares would share in liquidation only to the extent of $10 per share.

NON-TRANSFERABILITY

    Other than for transfer to Certified, neither the Class A Shares nor the Class B Shares may be transferred or assigned without the consent of Certified which will normally be withheld, except where the transfer of the shares is in connection with the transfer of a member-patron's business to an existing or new member-patron for continuation of such business.

SHARES HELD AS SECURITY

    The certificates for Class A Shares and Class B Shares will not be delivered to members but will be pledged to and held by Certified to secure the prohibition against transfer, to secure Certified's right to repurchase or redeem such shares and to secure performance by the member of all obligations to Certified or any of its subsidiaries. The Secretary of Certified is authorized, and is given a power of attorney, on behalf of each member to surrender the shares for repurchase or redemption. Certificates for shares will bear a legend stating that Certified is entitled to offset against any payments which might otherwise be due for shares being repurchased or redeemed all amounts owed by the member to Certified or any of its subsidiaries.

SHARE REDEMPTION

    Both Class A Shares and Class B Shares are subject to repurchase or redemption by Certified. As used herein, unless the context otherwise requires, the terms "redeem" and "redemption" include repurchase. Certified will redeem the shares of outgoing members on termination of membership in accordance with and subject to limitations of the share redemption policy described below, which is set forth in the Bylaws, and subject to legal limitations and to certain limitations under Certified's credit agreements. Provided that the redemption price equals or exceeds $1,000, Certified will also upon request redeem the excess Class B Shares of a member who owns Class B Shares in excess of that which is required to be held by such member ("Excess Class B Shares"). Any such redemption of Excess Class B Shares will be governed by the same rules that govern the redemption of shares upon termination of membership. As described below in the share redemption policy, redemptions may be effected by payment to the member or credit to the member's account.


    The redemption price for Class A Shares and Class B Shares being redeemed on termination of membership shall be an amount which is equal to the greater of the book value of said shares as of the close of the fiscal year last ended prior to the redemption, less all amounts that may be owing by the member to Certified or any of its subsidiaries, or one cent per share. During the fiscal year ending August 30, 1997 the book value per share is $167.94.


    On the redemption of Excess Class B Shares, other than upon termination of membership, the redemption price for such shares shall be an amount which is equal to the book value of said shares as of the close of the fiscal year last ended prior to the redemption provided that the member is in good standing, is current in all obligations to Certified and its subsidiaries and there exist no grounds for termination of membership; otherwise the redemption price for such shares shall be the same as provided on the termination of membership. Such redemption may be effected by paying to the member or crediting to the member's account the redemption price, with Certified having the right to deduct any amounts owing to Certified or any of its subsidiaries.

    The redemption of shares is subject to the following:

        1.  Corporate Law Requirements.


        Redemption is subject to the restrictions imposed by the Corporations Code of the State of California and to other applicable legal restrictions.
    Section 501 of the Corporations Code prohibits any distribution which would be likely to result in a corporation being unable to meet its liabilities as they mature. In addition, Section 500 of the Corporations Code prohibits any distribution to shareholders for the purchase or redemption of shares unless
    (a) the amount of retained earnings immediately prior thereto equals or exceeds the amount of the proposed distribution or (b) immediately after such distribution the assets of the corporation, with certain exceptions, are at least equal to one and one-quarter times its liabilities and its current assets are at least equal to its current liabilities or under some circumstances equal to one and one-quarter times its current liabilities. To the extent that retained earnings do not exceed the amount of any proposed distribution, Certified will have to satisfy the asset-liability ratio test in order to make a distribution in redemption of shares. As of August 31, 1996, Certified's retained earnings were $11,436,000. As of that date, Certified did not satisfy the asset-liability ratio test.


        2.  Redemption Policy.

        Subject to the Board of Directors' determination that Certified is able to meet the foregoing legal requirements, shares will be redeemed in accordance with the following:

           (a) Class A Shares eligible for redemption by reason of termination of membership will be redeemed in the order in which memberships terminate, and will be redeemed prior to the redemption of any Class B Shares which have not yet been redeemed but are eligible for redemption either by reason of termination of membership or as Excess Class B Shares tendered for redemption. All determinations by Certified of the order in which memberships terminate or shares are tendered shall be conclusive.

           (b) The aggregate amount of Class B Shares which Certified will be obligated to redeem in any fiscal year will be limited to 5% of the sum of (i) the number of Class B Shares outstanding as of the close of the preceding fiscal year and (ii) the number of Class B Shares issued as a part of the patronage dividend for such preceding fiscal year (the "five percent limit").

           (c) In any fiscal year, Certified will redeem, up to the five percent limit, Class B Shares which were eligible for redemption in a prior year, either by reason of termination of membership in a prior year or which were Excess Class B Shares tendered for redemption in a prior year, but which have not yet been redeemed, provided that if the five percent limit would preclude redemption of all such shares, then such shares will be redeemed pro rata. In the event that the five percent limit would permit the redemption of all such shares and would permit the redemption of other Class B Shares as well, then, subject to the five percent limit, Certified will redeem other Class B Shares eligible for redemption by reason of termination of membership or which are Excess Class B Shares tendered for redemption, in the order in which memberships terminate or shares are tendered for redemption. All determinations by Certified of the order in which memberships terminate or shares are tendered shall be conclusive.

           (d) The redemption of shares may be accomplished by paying to the member or crediting to the member's account the redemption price. In making such payment or credit for the redemption of shares, Certified shall have the right to deduct any amounts owing by the member to Certified or any of its subsidiaries. Such payment or credit for the redemption of shares will be made within 120 days after such shares have become eligible for redemption, either by reason of termination of membership or tender in the case of Excess Class B Shares, and are otherwise entitled to be redeemed in accordance with legal limitations and as provided in paragraphs (a), (b) and (c) above. In no event will interest be payable on the redemption price for any delay in paying or crediting the redemption price.

           (e) Without regard to each year's five percent limit or any other provision of paragraphs (a), (b) or (c) above, Certified's Board of Directors will have the absolute discretion to redeem Class A or Class B Shares of any outgoing member or to redeem Excess Class B Shares, regardless of when the membership terminated or the Class B Shares were tendered. The Board of Directors will also have the right to elect to redeem Excess Class B Shares even though such redemption has not been requested.

           (f) The Board of Directors will have the absolute discretion, without regard to any provision of the redemption policy, to authorize Certified to agree with any shareholder to purchase Class B Shares held by such shareholder and to make such purchase and payment for such shares in such manner as may be agreed upon, subject only to corporate law requirements.

        3.  Limitations on Share Redemption.

        As set out above, Certified's ability to make payment for the redemption of Class A and Class B Shares is subject to limitations imposed by the California Corporations Code. Under the Code, Certified would be prohibited from making payment for the redemption of such shares if at the time it was, or as a result of the payment would be, likely to be unable to meet its liabilities as they mature. Certified would also be prohibited from making such payment unless either retained earnings were sufficient to cover the payment or numerical ratios of certain assets to certain liabilities met statutory standards. Losses could so impact Certified's balance sheet and solvency that California law could prohibit Certified from making payment for the redemption of Class A and Class B Shares. In such event, the member could be precluded from liquidating his investment in Class A and Class B Shares for an indefinite period of time.


        As stated above, in any fiscal year Certified is not obligated to redeem Class B Shares in excess of the five percent limit. In any fiscal year, once Certified has redeemed Class B Shares up to the five percent limit, Certified has no further obligation to redeem Class B Shares in such fiscal year. Thus, even if legal requirements for such redemptions are met in a given fiscal year, it is possible, because of the five percent limit, that Certified will not redeem all Class B Shares tendered for redemption in such year. The aggregate number of Class B Shares which Certified is obligated to redeem in fiscal year 1997 by reason of the five percent limit is 19,191, and that number of Class B Shares will be redeemed. As of November 1, 1996, 58,290 Class B Shares were tendered for redemption in excess of the limit for fiscal year 1997 and are not expected to be redeemed in fiscal year 1997. Further, the tender for redemption of this number of shares will cause the five percent limits for fiscal years 1998, 1999 and 2000 to be met, and when combined with additional future tenderings could cause the five percent limits in subsequent fiscal years to be met, thereby delaying redemptions in excess of such limits. The redemptions required for fiscal years 1998 through 2000 approximate $9.8 million based on 1996 year end book values and estimated share issuances for those years. Cash flow to fund redemption of shares is provided from operations, patron deposits, Patronage Certificates, current shareholdings and borrowings under the Company's credit lines.

        Certified is a party to certain credit agreements under which redemptions of Class A and Class B Shares are prohibited during the pendency of a breach or default under the credit agreements. Accordingly, even if legal requirements for redemption of Class A and Class B Shares were met, and even if Certified's Board of Directors was prepared to exercise its discretion to permit redemptions of Class B Shares in excess of the five percent limit, no such redemptions would be permitted under these credit agreements were Certified to be in breach or default thereunder.

    Concerning tax considerations with respect to redemption of the shares, see, "THE COMPANY -- Tax Matters."

USE OF BOOK VALUE

    Shares will be issued at a price equal to the book value of shares outstanding as of the close of the fiscal year last ended. Shares will be redeemed for a redemption price based on the book value of outstanding shares as of the close of the fiscal year prior to such redemption.

    Book value per share means the excess of the assets over the liabilities of Certified as determined in accordance with generally accepted accounting principles as set forth on Certified's audited financial statements, divided by the total number of shares then outstanding. Book value reflects the historical cost of Certified's assets and of accumulated book depreciation. It does not necessarily reflect what the assets could be sold for or the dollar amount that would be required to replace them.

    If the book value per share increases between the time of issuance and redemption in a later year, the member would benefit from such appreciation. However, the member would suffer a loss if the book value had declined during such period. Book value could decline if Certified sustained net losses on a consolidated basis.

    Because the price at which the shares are issued and redeemed is adjusted only once each year, some dilution is probable in each transaction. If a new member purchases Class A Shares late in a particular fiscal year, the price paid for the shares will be based on the book value for the shares of up to twelve months earlier; this amount is likely to be more or less than the book value per share as of the purchase date. If the book value has increased, the new member's purchase will dilute the book value of the shares of existing members. Conversely, if the book value has decreased, the new member will suffer immediate dilution and the existing members will receive a benefit. Similarly, the shares of a member whose membership has terminated will be redeemed at a price based on their book value as of the end of the fiscal year last ended prior to the redemption date. If the book value had increased during the partial year ending with the redemption date, the terminated member would realize no benefit from that year's appreciation which would be realized by the remaining members. However, if the book value had decreased during the partial year ending with the redemption date, the redemption price for the shares would exceed the actual book value as of the date of redemption, and remaining members would incur the loss.

                                USE OF PROCEEDS

    Proceeds from the sale of Class A Shares to new member-patrons will be added to Certified's working capital. Such proceeds are not expected to be a significant source of working capital for Certified.

    Cash retained by Certified by virtue of the issuance of Class B Shares as part of patronage dividends paid to member-patrons will be used to provide for the return annually of such members' deposits in an amount equal to the Issuance Values of such shares. See, "OFFERING OF CLASS A SHARES AND CLASS B SHARES -- Issuance of Class B Shares to Member-Patrons -- Other Matters Relating to Issuance of Class B Shares."

                                  THE COMPANY

GENERAL DESCRIPTION OF BUSINESS


    The Company, a California corporation organized in 1922 and incorporated in 1925, is a wholesale grocery distributor which does business primarily on a cooperative basis with those patrons who qualify and have been accepted as "member-patrons." The Company is owned by its member-patrons, which are primarily independent grocers, and is operated and taxed on a cooperative basis. The Company also does some business on a cooperative basis with some patrons who are not member-patrons and who are referred to as "associate patrons." Pursuant to the Company's Bylaws, the net earnings of the Company on business done on a cooperative basis are distributed as patronage dividends to member-patrons and associate patrons based in amount on the volume of such business transacted with the patron. The Bylaws provide that patronage dividends may be paid in money or in any other form which constitutes a written notice of allocation under Section 1388 of the Internal Revenue Code. For the fiscal year ended August 31, 1996, declared patronage dividends totaled $13,200,000.


    The Company also does business on a nonpatronage basis (that is, no patronage dividends are distributed) with other customers and in some instances with member-patrons and associate patrons. The Company's subsidiaries do business on a nonpatronage basis with member-patrons, associate patrons and other customers.


    Patrons engaged in the retail grocery business who purchase 350 or more dry grocery cases weekly (approximately $5,000), or whose combined average weekly purchases (excluding cigarettes) are $5,000 or more, are required to become member-patrons. Associate patrons generally purchase 200 or more dry grocery cases weekly and have combined average weekly purchases of less than $5,000. At August 31, 1996, the Company had 491 member-patrons operating a total of 2,361 retail food stores and 265 associate patrons operating a total of 624 retail food stores.


    The shares of the Company are owned entirely by its member-patrons. Each member-patron is required to hold 100 Class A Shares, and no member-patron may hold more than 100 Class A Shares. Member-patrons are also required to hold Class B Shares in an amount, based on Issuance Values, equal to the lesser of
(a) the amount of the member-patron's required deposit, or (b) twice the member-patron's average weekly purchases. Member-patrons and associate patrons are generally required to maintain subordinated cash deposits with the Company. For a discussion of these required deposits, see "THE COMPANY -- Patron Deposits."


    The Company sells a full line of branded grocery and nonfood items supplied by unrelated manufacturers and also sells merchandise under its own private labels, including the Springfield, Gingham, Special Value, La Corona and Golden Creme labels. Grocers Specialty Company, a subsidiary, carries a product line consisting of specialty-type items, such as ethnic and gourmet foods, and also carries a general product line sold to non-member retailers. General merchandise items including housewares, hardware and health and beauty care products are primarily sold by another subsidiary, Grocers General Merchandise Company.

    Consolidated sales by product line for the fiscal year ended August 31, 1996, are as follows (dollar amounts in thousands):



Dry Grocery (includes specialty products)...............  $1,100,753
Delicatessen............................................     207,931
Meat....................................................     175,312
General Merchandise.....................................     159,714
Frozen Food.............................................     123,725
Dairy...................................................      90,066
Ice Cream...............................................      20,109
Bakery..................................................      19,120
Drop Shipment...........................................      11,410
Beans and Rice..........................................       5,759
Other...................................................      35,020
                                                          ----------
    Total...............................................  $1,948,919
                                                          ----------
                                                          ----------



    The majority of the Company's warehouse facilities, and its two manufacturing plants (dairy and bakery), are located in the Los Angeles metropolitan area. In addition, the Company has two warehouses in Stockton, California and one warehouse in Fresno, California.


    In addition to supplying a wide variety of grocery and nonfood items, the Company and its subsidiaries also provide patrons with a variety of other support services, including advertising programs, insurance services, store site selection and site evaluation services, store design and layout, front end layout and support, store equipment and inventory financing, store remodeling support services, data processing, and in-store counseling services.

PATRONAGE DIVIDENDS


    As required by its Bylaws, the Company distributes patronage dividends based upon its net earnings from patronage business during the fiscal year. Such earnings are distributed to each patron in proportion to the dollar volume of purchases from each division of the Company by the patron. The Company's Bylaws provide that patronage dividends may be distributed in money or in any other form which constitutes a written notice of allocation under Section 1388 of the Internal Revenue Code. Said section defines the term "written notice of allocation" to mean any capital stock, revolving fund certificate, retain certificate, certificate of indebtedness, letter of advice, or other written notice, which discloses to the recipient the stated dollar amount allocated to him by the Company and the portion thereof, if any, which constitutes a patronage dividend. Patronage dividends are distributed after the close of the fiscal year, except for dividends on dairy products which are distributed after the close of each fiscal quarter.



    Patronage dividends are currently paid out in the following order and manner: first, patrons receive 20% in cash; second, member-patrons receive the required amount of Class B Shares; third, the remainder is credited to the patron's deposit account.



    In addition, the Company issued subordinated patronage dividend certificates ("Patronage Certificates") evidencing the retention of a portion of patronage dividends for fiscal years 1993, 1994 and 1995. The amounts retained were deducted from each patron's patronage dividend prior to the issuance of Class B Shares to such patron.



    Patronage Certificates are unsecured general obligations of the Company, are subordinated to certain other indebtedness of the Company, and are nontransferable without the consent of the Company. The Patronage Certificates are subject to redemption, at any time in whole and from time to time in part, without premium, at the option of the Company, and are subject to being set off, at the option of the Company, against all or any portion of the amounts owing to the Company by the holder.



    The Board of Directors determined that in fiscal 1993, 1994 and 1995, the portion of the patronage dividend retained and evidenced by the issuance of Patronage Certificates was 20% of the fourth quarter fiscal 1993 dairy division patronage dividend, 20% of the fiscal 1994 dairy division patronage dividends and 20% of the first and second quarter fiscal 1995 patronage dividends for the dairy division. The Patronage

Certificates were 40% of the fiscal 1993, 1994 and 1995 patronage dividends for non-dairy products. The Patronage Certificates have a seven year term, and bear interest payable annually on December 15 in each year.



    The following table represents a summary of the Patronage Certificates issued and their respective terms in fiscal 1993, 1994 and 1995.



                                AGGREGATE    ANNUAL
            FISCAL              PRINCIPAL   INTEREST    MATURITY
             YEAR                 AMOUNT      RATE        DATE
------------------------------  ----------  ---------   --------
1993..........................  $2,018,000      7%      12/15/00
1994..........................  $2,426,000      8%      12/15/01
1995..........................  $2,117,000      7%      12/15/02



    During fiscal 1996, the Company set off approximately $12,000 in Patronage Certificates against a portion of amounts owed to the Company by the holders.



    For the third and fourth quarters of fiscal 1995, the Company suspended the retention of any of the dairy division patronage dividends due to competitive market conditions. During fiscal 1996 the retention program was suspended for all divisions, including the dairy. While the Company suspended the retention program for fiscal 1996, the retention program has not been discontinued.


    The Company expects to continue to distribute patronage dividends in the future, although there can be no assurance of the amounts of such dividends.

PATRON DEPOSITS


    It is the general policy of the Company to require that its cooperative patrons maintain a subordinated cash deposit equal to the greater of twice the amount of each patron's average weekly purchases, or twice the amount of the patron's average purchases if such purchases are not on a regular basis. Required deposits are determined twice a year, at the end of the Company's second and fourth fiscal quarters, based upon a review of the patron's purchases from certain of the cooperative divisions during the preceding two quarters.



    Member-patrons meeting certain qualifications established by the Board of Directors may elect to maintain a reduced required deposit of $500,000 or one and one-quarter weeks' average purchases, whichever is greater. Presently, two of the Company's largest member-patrons have elected to maintain such reduced deposits. With the consent of the Company, which may be granted or withheld in the Company's sole discretion, a qualified member-patron who has elected to maintain this reduced deposit may later have its deposit increased up to an amount equal to twice the amount of its average weekly purchases. Following such increase, the member-patron will not be permitted to reduce its deposit (even though otherwise eligible to maintain a reduced deposit) for a period of two years without the Company's consent. Further, in all cases, reduction of the deposit will be governed by the subordination provisions to which it is subject. The Company charges interest to those member-patrons who maintain a reduced deposit. Interest is presently charged at the prime rate established by Bankers Trust Company, subject to periodic review and change by the Board of Directors. Interest is charged on the difference between the balance that would have been maintained based on two weeks' purchases and the balance actually maintained.



    Under the Company's Deposit Fund Loan Program, member-patrons whose credit has been approved by the Company may finance all or a portion of their deposit requirement. Payments under this program are billed to the member-patron on its weekly statement from the Company. Subject to credit approval, patrons may also deposit an amount equal to one and one-half of the patron's average weekly purchases or one and one-half of the patron's average purchases, whichever is greater, and pay the balance of the deposit over a period of 26 weeks, at no interest, by payments on its weekly statement from the Company.


    Member-patrons holding Class B Shares are presently given credit against the above described cash deposit requirement based upon the combined Issuance Values of such shares. The Company pays no interest on the required deposits of patrons. Interest is paid on the above described cash deposits which are in excess of patrons' required deposits.

    In addition, patrons who participate in the Company's price reservation program are required to maintain a noninterest bearing deposit based upon the value of the inventory participation in this program. Under the Company's price reservation program, patrons are permitted to submit price reservations in advance for their dry grocery, frozen, delicatessen and general merchandise purchases. For the patron to get the benefit of the price reservation, an actual order must be placed. The price which the patron will be charged is the price in effect at the time of the reservation.

    The required deposits of patrons are contractually subordinated and subject to the prior payment in full of certain senior indebtedness of the Company. As a condition of becoming a patron, each patron is required to execute a subordination agreement providing for the subordination of the patron's required deposits. Generally, the subordination is such that no payment can be made by the Company with respect to the required deposits in the event of an uncured default by the Company with respect to senior indebtedness, or in the event of dissolution, liquidation, insolvency or other similar proceedings, until all senior indebtedness has been paid in full.

    Upon request, the Company will return to patrons the amount of cash deposits which are in excess of the required deposits, provided the patron is not in default of its obligations to the Company. On termination of membership, patrons are entitled to a return of deposits, less all amounts that may be owing by the patron to the Company. In all cases, however, return of that portion of the patron's cash deposits which consists of required deposits will be governed by the applicable subordination provisions.

    The Company's policies regarding deposits, issuance of Class B Shares and credits against deposits as a result of issuance of Class B Shares are subject to change by the Board of Directors which may, in its discretion, add to, increase, decrease, limit, eliminate or otherwise change such policies.

TAX MATTERS

    The Company is a corporation operating on a cooperative basis. The Company is subject to federal and state income and franchise taxes and must pay other taxes applicable to corporations, such as sales, excise, real and personal property taxes.


    As a corporation operating on a cooperative basis, the Company is subject to Subchapter T of the Internal Revenue Code ("Subchapter T"). Under Subchapter T, the Company pays patronage dividends to patrons pertaining to its fiscal year within 8 1/2 months of the close of such fiscal year. To qualify as patronage dividends, payments are made on the basis of the value of the business done with or for patrons, under a pre-existing obligation to make such payment, and with reference to the net earnings from business done with or for the cooperative's patrons. Patronage dividends are paid in cash, or written notices of allocation. A written notice of allocation is distributed to the patron and provides notice of the amount allocated to the patron by the Company and the portion thereof which constitutes a patronage dividend.


    Under Subchapter T, the Company may deduct, in the fiscal year for which they are paid, the amount of patronage dividends paid in cash and qualified notices of allocation. A written notice of allocation will be qualified, if the Company pays at least 20% of the patronage dividend in money, and the patron consents to take the stated dollar amount of the written notice into income in the year in which it is received. The Company deducts for tax purposes the entire amount of its patronage dividends by paying at least 20% in cash and issuing qualified notices of allocation for the remainder.


    The Company intends to make patronage distributions to member-patrons comprised of cash and qualified notices of allocation (including its Class B Shares). At least 20% of patronage dividends will be paid in cash. The Company will notify member-patrons of the stated dollar amount of the book value of Class B Shares allocated to them and the portion thereof which is a patronage dividend. Member-patrons are required to consent to include in their gross income, in the year received, all cash as well as the stated dollar amount of all qualified notices of allocation including the book value of the Class B Shares distributed to them as patronage dividends. Accordingly, the Company will distribute the Class B Shares as a portion of a patronage dividend for which it will receive a deduction.


    Class B Shares distributed as a part of the patronage dividend are also subject to state income and corporation franchise taxes in California and may be subject to such taxes in other states.

    The Company is subject to federal income tax and California franchise tax on net earnings of business with or for patrons which is not distributed as deductible patronage dividends and on net earnings derived from nonpatronage business. The Company files consolidated returns with its subsidiaries, none of which is a cooperative and each of which is therefore subject to tax.


    To the extent that Class B Shares are received by the patron as patronage dividends under Subchapter T, the Internal Revenue Service ("IRS") has held that if such Class B Shares are redeemed in full or in part or are otherwise disposed of, there will be included in the computation of the gross income of the patron, as ordinary income, in the year of redemption or other disposition, the excess of the amount realized on the redemption or other disposition over the amount previously included in the computation of gross income. However, since Class B Shares may be issued other than as a part of patronage dividends, it is possible that the IRS could take the position that the proceeds from a partial redemption of Class B Shares should be taxed as a dividend. PATRONS ARE STRONGLY URGED TO CONSULT WITH THEIR TAX ADVISORS FOR FURTHER CLARIFICATION OF THIS ISSUE AND FOR THE IMPACT THE POSITION OF THE IRS MAY HAVE ON THEIR OWN FEDERAL AND STATE TAX RETURNS.


                            SELECTED FINANCIAL DATA


                                                          FISCAL YEAR
                                     -----------------------------------------------------
                                       1996       1995       1994       1993       1992
                                     ---------  ---------  ---------  ---------  ---------
                                        (52        (52        (53        (52        (52
                                      WEEKS)     WEEKS)     WEEKS)     WEEKS)     WEEKS)
                                                      (THOUSANDS OMITTED)

Net sales..........................  $1,948,919 $1,822,804 $1,873,872 $2,007,288 $2,377,740
Declared patronage dividends.......     13,200     11,571     10,837     12,880     12,977
Net earnings (loss)................      1,517        769         94        473     (3,648)
Total assets.......................    373,360    398,603    398,569    403,979    449,713
Long-term notes payable............     75,617    129,686    149,673    158,585    178,702
Book value per share...............     167.94     165.86     163.03     163.52     162.42

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                FOR THE THREE FISCAL YEARS ENDED AUGUST 31, 1996



    The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Financial Statements and notes thereto.



RESULTS OF OPERATIONS



    The following table sets forth selected financial data of the Company expressed as a percentage of net sales for the periods indicated below:



                                                                     FISCAL YEAR ENDED
                                                         ------------------------------------------
                                                         AUGUST 31,    SEPTEMBER 2,   SEPTEMBER 3,
                                                            1996           1995           1994
                                                         -----------   ------------   -------------
Net sales..............................................    100.0%         100.0%         100.0%
Cost of sales..........................................     90.8           90.7           90.6
Distribution, selling and administrative...............      7.7            7.8            8.0
Operating income.......................................      1.5            1.5            1.4
Interest expense.......................................      0.7            0.8            0.8
Other income (expense), net............................      0.0            0.0           (0.1)
Earnings before patronage dividends, provision for
 income taxes and cumulative effect of accounting
 change................................................      0.8            0.7            0.5
Declared patronage dividends...........................      0.7            0.7            0.6
Cumulative effect of accounting change.................                                    0.1
Net earnings...........................................      0.1            0.0            0.0



FISCAL YEAR ENDED AUGUST 31, 1996 ("FISCAL 1996") COMPARED TO FISCAL YEAR ENDED SEPTEMBER 2, 1995 ("FISCAL 1995")



    NET SALES. Sales increased $126.1 million or 6.9% over fiscal 1995. This increase is a result of $134.8 million of additional large customer volume added during fiscal 1995 and 1996, and $47.6 million of increased sales to the existing membership. These improvements in sales volume were achieved even though the Company experienced lower volume in its general merchandise division of approximately $56.3 million, resulting from the reduction in general merchandise and health and beauty care purchases by Food 4 Less GM, Inc.



    COST OF SALES. Cost of sales for fiscal 1996 totaled $1.8 billion, an increase of $116.7 million or 7.1% over fiscal 1995. The increase is related to the additional sales discussed above and as a percentage of sales is slightly higher than the fiscal 1995 averages. This increase is reflective of pricing efficiencies passed on to the Company's membership as a result of the additional volume.



    DISTRIBUTION, SELLING AND ADMINISTRATIVE. Distribution, selling and administrative expenses were $149.1 million or 7.7% of net sales in fiscal 1996, as compared to $141.9 million or 7.8% of net sales in fiscal 1995. The level of expenses for fiscal 1996 is relatively consistent with fiscal 1995, reflecting only the required marginal increase in costs associated with the additional volume.



    OPERATING INCOME. As a result of the Company's continued cost control measures and the benefits of additional volume, operating income increased over fiscal 1995 by 8.5%. Operating income totaled $29.5 million for fiscal 1996 compared to $27.2 million for fiscal 1995.



    INTEREST. Interest expense totaled $14.4 million for fiscal 1996, which is approximately $0.9 million or 5.6% lower than fiscal 1995. The decrease is primarily associated with lower borrowing requirements due to the Company's improved cash flow management.



    OTHER INCOME (EXPENSE), NET. In the third quarter of fiscal 1996, the Company sold 100% of its common stock ownership in Hawaiian Grocery Stores, Ltd. ("HGS"), a wholly-owned subsidiary, for $2.4 million. The sale resulted in a pretax gain of $366,000. Pursuant to this transaction, the Company retained an ownership interest in HGS represented by 1,000 shares of preferred stock with a total book value of $1 million. The

Company and HGS intend to continue a business relationship in the future through supply and joint purchasing arrangements. Fiscal 1995 reflects a $511,000 gain on the sale of the Company's investment in preferred and common stock of Major Market, Inc. ("MMI") as discussed below.



    NET EARNINGS. Net earnings for fiscal 1996 increased to $1,517,000. Fiscal 1996 earnings represent a 97% increase over fiscal 1995 earnings of $769,000 and 1,514% increase over fiscal 1994 earnings of $94,000. The earnings increase reflects the benefits generated from the Company's subsidiaries, whose earnings are retained by the Company.



    FISCAL YEAR ENDED SEPTEMBER 2, 1995 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 3, 1994 ("FISCAL 1994")



    NET SALES. Fiscal 1994 included 53 weeks of sales while fiscal 1995 included 52 weeks of sales. Taking this difference into consideration, net sales during fiscal 1995 remained relatively consistent with net sales during fiscal 1994. During 1995, the Company added two significant customers which contributed approximately $64 million in net sales, spread among most sales categories. These sales gains were offset by the loss of a significant frozen food customer during 1994 and a reduction in transportation service fees.



    COST OF SALES. Cost of sales decreased $45 million (2.7%) to $1.7 billion in fiscal 1995 as compared to fiscal 1994. Cost of sales, as a percentage of sales, has remained consistent with fiscal 1994. The decrease in cost of sales results primarily from the decreased sales discussed above.



    DISTRIBUTION, SELLING AND ADMINISTRATIVE. Distribution, selling and administrative expenses were $141.9 million or 7.8% of net sales in fiscal 1995, as compared to $149.3 million or 8.0% of net sales in fiscal 1994. The decrease in total expense was primarily due to the reduction of payroll costs and the implementation of other programs in the Company's distribution and manufacturing facilities to increase efficiency. Partially offsetting the benefits of these cost reduction programs was a one time charge of $1.6 million resulting from the adoption of Statement of Financial Accounting Standards No. 112 "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112").



    OPERATING INCOME. Operating income increased 6.1% in fiscal 1995, totalling $27.2 million. This compares to $25.6 million for fiscal 1994. This increase is a direct result of the reduction in distribution and manufacturing costs described above.



    OTHER INCOME (EXPENSE), NET. In fiscal 1993, Grocers Capital Company ("GCC") acquired an 81% investment in MMI for $1.6 million. The investment was previously consolidated in the Company's financial statements. In fiscal 1995, GCC sold its preferred stock and 282,600 shares of common stock to MMI. GCC received proceeds of $120,000 and a note receivable for approximately $2.6 million. GCC now holds approximately 20% of MMI's outstanding common shares and accounts for the investment using the cost method. GCC does not have significant influence or control of MMI. GCC recorded a pretax gain of $511,000 on the sale of this investment.



    INTEREST. Interest expense of $15.3 million in fiscal 1995 has remained relatively consistent with fiscal 1994.



    NET EARNINGS. Net earnings increased to $769,000 in fiscal 1995, representing a 718% increase from fiscal 1994 net earnings of $94,000. Excluding the impact of adopting SFAS No. 109 in the 1994 period, and SFAS No. 112 in the 1995 period, the Company experienced an improvement in after-tax earnings of approximately $4.8 million for fiscal 1995 as compared to fiscal 1994.



LIQUIDITY AND CAPITAL RESOURCES



    The Company relies upon cash flow from operations, patron deposits, Patronage Certificates, shareholdings and borrowings under the Company's credit lines, to finance operations. Net cash provided from operating activities totalled $38.3 million for fiscal 1996, $9.1 million for fiscal 1995, and $18.2 million for fiscal 1994. The Company's cost and expense reductions, revised marketing programs, and the dividend retention program provide adequate operating cash flow to conduct the Company's business operations. At August 31, 1996, working capital was $63.1 million, and the current ratio was 1.3 and 1.7 at fiscal year end 1996 and 1995, respectively. Working capital varies throughout the year primarily as a result of seasonal inventory requirements.

    Capital expenditures totalled $13.3 million in fiscal 1996 and $9.4 million in fiscal 1995 and $5.9 million in fiscal 1994.



    The Company has agreements with certain banks that provide for committed lines of credit. These credit lines are available for general working capital, acquisitions, and maturing long-term debt. At the end of fiscal 1996, the Company had a $135 million committed line of credit, of which $107.3 million was not utilized. The $135 million secured, committed line of credit matures March 17, 1999. The credit agreement is collateralized by accounts receivable, inventory, and certain other assets of the Company and two of its principal subsidiaries, excluding equipment, real property and the assets of GCC. The agreement provides for Eurodollar basis or prime basis borrowings at the Company's option. As of August 31, 1996, the Company's outstanding borrowings, including obligations under capital leases of approximately $3.7 million, amounted to $87.1 million, of which $75.6 million was classified as noncurrent.



    On August 30 ,1996, a $25 million credit agreement was paid off in full and terminated by the Company. Funds for the payoff were provided through a loan purchase agreement with a bank. The loan purchase agreement maturity date is August 29, 2001, but is subject to extension by mutual agreement of the Company and the bank for an additional one year on each anniversary date of the initial purchase date. Total loan purchases under the agreement are limited to a total aggregate principal outstanding of $50 million.



    On September 20, 1996, the Company entered into a credit agreement for $10 million. This line is available for funding loans. The credit agreement is collateralized by GCC's member loan receivables. The maturity date is September 20, 2001, but is subject to an annual extension of one year by the mutual consent of the Company and the bank. The agreement provides for prime basis or Eurodollar basis borrowings at the Company's option.



    In fiscal 1995, the Company completed a sale leaseback transaction involving an office building used to house the Company's support personnel. Proceeds from the transaction were $11.5 million. Concurrent with the sale of the real property, the Company entered into a twenty year lease of the property, with two ten year extension options.



    Patronage dividends are currently paid out in the following order and manner: first, patrons receive 20% in cash; second, member-patrons receive the required amount of Class B Shares; third, the remainder is credited to the patron's deposit account.



    In addition, Certified issued subordinated patronage dividend certificates ("Patronage Certificates") evidencing the retention of a portion of patronage dividends for fiscal years 1993, 1994 and 1995. The amounts retained were deducted from each member-patron's patronage dividend prior to the issuance of Class B Shares to such member-patron.



    Patronage Certificates are unsecured general obligations of Certified, are subordinated to certain other indebtedness of Certified, and are nontransferable without the consent of the Company. The Patronage Certificates are subject to redemption, at any time in whole and from time to time in part, without premium, at the option of Certified, and are subject to being set off, at the option of Certified, against all or any portion of the amounts owing to the Company by the holder.



    The Board of Directors determined that in fiscal 1993, 1994 and 1995, the portion of the patronage dividend retained and evidenced by the issuance of Patronage Certificates was 20% of the fourth quarter fiscal 1993 dairy division dividend, 20% of the fiscal 1994 dairy division dividends and 20% of the first and second quarter fiscal 1995 dividends for the dairy division. The Patronage Certificates were 40% of the fiscal 1993, 1994 and 1995 dividends for non-dairy products. The Patronage Certificates have a seven year term, and bear interest payable annually on December 15 in each year.

    The following table represents a summary of the Patronage Certificates issued and their respective terms in fiscal 1993, 1994 and 1995.



                                AGGREGATE    ANNUAL
            FISCAL              PRINCIPAL   INTEREST    MATURITY
             YEAR                 AMOUNT      RATE        DATE
------------------------------  ----------  ---------   --------
1993..........................  $2,018,000      7%      12/15/00
1994..........................  $2,426,000      8%      12/15/01
1995..........................  $2,117,000      7%      12/15/02



    During fiscal 1996, the Company set off approximately $12,000 in Patronage Certificates against a portion of amounts owed to the Company by the holders.



    For the third and fourth quarters of fiscal 1995, the Company suspended the retention of any of the dairy division patronage dividends due to competitive market conditions. During fiscal 1996 the retention program was suspended for all divisions, including the dairy. While the Company suspended the retention program for fiscal 1996, the retention program has not been discontinued. The Company expects to continue to distribute patronage dividends in the future, although there can be no assurance of the amounts of such dividends.



    Patrons are generally required to maintain subordinated deposits with the Company and member-patrons purchase shares of stock of the Company. Upon termination of patron status, the withdrawing patron will be entitled to recover deposits in excess of its obligations to the Company if permitted by the applicable subordination provisions, and a member-patron also will be entitled to have its shares redeemed, subject to applicable legal requirements, Company policies and credit agreement limitations. The Company's current redemption policy limits the Class B Shares that the Company is obligated to redeem in any fiscal year to 5% of the number of Class B Shares deemed outstanding at the end of the preceding fiscal year. In fiscal 1996, this limitation restricted the Company's redemption of shares to 19,238 shares for $3,190,815. In fiscal 1997, the 5% limitation will restrict the Company's redemption of shares to 19,191 shares for $3,222,937. The number of shares tendered for redemption at October 31, 1996 totalled 77,481 (or approximately $13.0 million, using fiscal 1996 year end book value), which exceeds the amount that can be redeemed in fiscal 1997. Consequently, the Company will be required to make redemptions in fiscal 1998, 1999 and 2000, with such redemptions approximating $9.8 million based on 1996 year end book value and estimated share issuances for those years. The redemption price for shares is based upon their book value as of the end of the year preceding redemption. Cash flow to fund redemption of shares is provided from operations, patron deposits, Patronage Certificates, current shareholdings and borrowings under the Company's credit lines.


                                 LEGAL MATTERS

    Burke, Williams and Sorensen, Los Angeles, California has passed upon legal matters in connection with the offering of securities made hereby.

                                    EXPERTS


    The consolidated financial statements of the Company as of August 31, 1996 and for the fiscal year then ended, included in this Prospectus, and included in the Annual Report on Form 10-K of the Company incorporated by reference into this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein and have been so included and incorporated in reliance on the report of such firm, given upon their authority as experts in accounting and auditing.



    The consolidated balance sheet of the Company and subsidiaries as of September 2, 1995 and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the two fiscal years in the period ended September 2, 1995, included in this Prospectus, and included in the Annual Report on Form 10-K of the Company, incorporated by reference into this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                           PAGE
                                                                                                           ----
Consolidated Financial Statements:
  Independent Auditors' Reports............................................................................  26
  Consolidated Balance Sheets as of August 31, 1996 and September 2, 1995..................................  28
  Consolidated Statements of Earnings for Fiscal Years Ended August 31, 1996, September 2, 1995, and
    September 3, 1994......................................................................................  29
  Consolidated Statements of Shareholders' Equity for Fiscal Years Ended August 31, 1996, September 2,
    1995, and September 3, 1994............................................................................  30
  Consolidated Statements of Cash Flows for Fiscal Years Ended August 31, 1996, September 2, 1995, and
    September 3, 1994......................................................................................  31
  Notes to Consolidated Financial Statements...............................................................  32

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Certified Grocers of California, Ltd.



    We have audited the consolidated balance sheet of Certified Grocers of California, Ltd. and subsidiaries as of August 31, 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the fiscal year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Certified Grocers of California, Ltd. and subsidiaries as of August 31, 1996 and the results of their operations and their cash flows for the fiscal year then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP



Los Angeles, California
October 31, 1996

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Certified Grocers of California, Ltd.



    We have audited the consolidated balance sheet of Certified Grocers of California, Ltd. and subsidiaries as of September 2, 1995 and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the two fiscal years in the period ended September 2, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Certified Grocers of California, Ltd. and subsidiaries as of September 2, 1995 and the results of their operations and their cash flows for each of the two fiscal years in the period ended September 2, 1995, in conformity with generally accepted accounting principles.



    As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions in 1994 and postemployment benefits in 1995.



                                          COOPERS AND LYBRAND L.L.P.



Los Angeles, California


November 27, 1995

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                     AUGUST 31, 1996 AND SEPTEMBER 2, 1995



                                     ASSETS



                                                                                            1996        1995
                                                                                         ----------  ----------
Current:
  Cash and cash equivalents............................................................  $    6,451  $    7,329
  Accounts and notes receivable, net...................................................      98,424     104,249
  Inventories..........................................................................     136,303     149,432
  Prepaid expenses.....................................................................       4,625       4,789
  Deferred taxes.......................................................................       5,356       2,850
                                                                                         ----------  ----------
        Total current assets...........................................................     251,159     268,649
Properties, net........................................................................      73,571      71,816
Investments............................................................................      27,541      22,051
Notes receivable.......................................................................       8,309      25,622
Other assets...........................................................................      12,780      10,465
                                                                                         ----------  ----------
          TOTAL ASSETS.................................................................  $  373,360  $  398,603
                                                                                         ----------  ----------
                                                                                         ----------  ----------

                                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current:
  Accounts payable.....................................................................  $   98,468  $   86,159
  Accrued liabilities..................................................................      62,986      51,018
  Current portion of notes payable.....................................................      11,440      11,573
  Patrons' excess deposits and declared patronage dividends............................      15,157      12,214
                                                                                         ----------  ----------
        Total current liabilities......................................................     188,051     160,964
Notes payable, due after one year......................................................      75,617     129,686
Long-term liabilities..................................................................      14,913      12,210
Commitments and contingencies -- See Notes 12 and 15
Patrons' deposits and certificates:
  Patrons' required deposits...........................................................      15,524      17,022
  Subordinated patronage dividend certificates.........................................       6,549       6,561
Shareholders' equity
  Class A Shares.......................................................................       5,305       5,292
  Class B Shares ......................................................................      56,504      56,266
  Retained earnings ...................................................................      11,436      10,488
  Net unrealized gain (loss) on appreciation (depreciation) of investments.............        (284)        114
  Minimum pension liability adjustment.................................................        (255)
                                                                                         ----------  ----------
        Total shareholders' equity.....................................................      72,706      72,160
                                                                                         ----------  ----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................................  $  373,360  $  398,603
                                                                                         ----------  ----------
                                                                                         ----------  ----------



        The accompanying notes are an integral part of these statements.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                             (DOLLARS IN THOUSANDS)
FOR FISCAL YEARS ENDED AUGUST 31, 1996, SEPTEMBER 2, 1995, AND SEPTEMBER 3, 1994



                                                                        1996          1995          1994
                                                                    ------------  ------------  ------------
Net sales.........................................................  $  1,948,919  $  1,822,804  $  1,873,872
Costs and expenses:
  Cost of sales...................................................     1,770,339     1,653,660     1,698,930
  Distribution, selling and administrative........................       149,078       141,947       149,303
                                                                    ------------  ------------  ------------
Operating income..................................................        29,502        27,197        25,639
Interest expense..................................................       (14,406)      (15,260)      (15,405)
Other income (expense), net.......................................           366           509        (1,600)
                                                                    ------------  ------------  ------------
Earnings before patronage dividends, provision for income taxes
  and cumulative effect of accounting change......................        15,462        12,446         8,634
Declared patronage dividends......................................       (13,200)      (11,571)      (10,837)
                                                                    ------------  ------------  ------------
Earnings (loss) before income tax provision and cumulative effect
  of accounting change............................................         2,262           875        (2,203)
Provision for income taxes........................................           745           106           203
                                                                    ------------  ------------  ------------
Earnings (loss) before cumulative effect of accounting change.....         1,517           769        (2,406)
Cumulative effect of accounting change............................                                     2,500
                                                                    ------------  ------------  ------------
Net earnings......................................................  $      1,517  $        769  $         94
                                                                    ------------  ------------  ------------
                                                                    ------------  ------------  ------------



        The accompanying notes are an integral part of these statements.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)
FOR FISCAL YEARS ENDED AUGUST 31, 1996, SEPTEMBER 2, 1995, AND SEPTEMBER 3, 1994



                                                                                                      NET UNREALIZED
                                                                                                      GAIN (LOSS) ON      MINIMUM
                                                     CLASS A               CLASS B                     APPRECIATION       PENSION
                                               --------------------  --------------------  RETAINED   (DEPRECIATION)     LIABILITY
                                                SHARES     AMOUNT     SHARES     AMOUNT    EARNINGS   OF INVESTMENTS    ADJUSTMENT
                                               ---------  ---------  ---------  ---------  ---------  ---------------  -------------
Balance, August 28, 1993.....................     49,700  $   4,285    394,326  $  57,238  $  11,085
  Class A Shares issued......................      6,000        981
  Class A Shares redeemed....................     (6,600)      (562)                            (517)
  Class B Shares issued......................                           13,676      2,230
  Class B Shares redeemed....................                          (19,716)    (2,875)      (349)
  Net earnings...............................                                                     94
  Net unrealized loss on depreciation of
   investments (net of deferred tax benefit
   of $157)..................................                                                            $    (304)
                                               ---------  ---------  ---------  ---------  ---------         -----
Balance, September 3, 1994...................     49,100      4,704    388,286     56,593     10,313          (304)
  Class A Shares issued......................      7,800      1,271
  Class A Shares redeemed....................     (6,600)      (683)                            (393)
  Class B Shares issued......................                           15,895      2,637
  Class B Shares redeemed....................                          (19,414)    (2,964)      (201)
  Net earnings...............................                                                    769
  Net unrealized gain on appreciation of
   investments (net of deferred tax of
   $216).....................................                                                                  418
                                               ---------  ---------  ---------  ---------  ---------         -----
Balance, September 2, 1995...................     50,300      5,292    384,767     56,266     10,488           114
  Class A Shares issued......................      4,800        796
  Class A Shares redeemed....................     (6,000)      (783)                            (212)
  Class B Shares issued......................                           18,286      3,072
  Class B Shares redeemed....................                          (19,238)    (2,834)      (357)
  Net earnings...............................                                                  1,517
  Net unrealized loss on depreciation of
   investments (net of deferred tax benefit
   of $205)..................................                                                                 (398)
  Minimum pension liability adjustment (net
   of tax of $195)...........................                                                                            $    (255)
                                               ---------  ---------  ---------  ---------  ---------         -----           -----
Balance, August 31, 1996.....................     49,100  $   5,305    383,815  $  56,504  $  11,436     $    (284)      $    (255)
                                               ---------  ---------  ---------  ---------  ---------         -----           -----
                                               ---------  ---------  ---------  ---------  ---------         -----           -----



        The accompanying notes are an integral part of these statements.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
FOR FISCAL YEARS ENDED AUGUST 31, 1996, SEPTEMBER 2, 1995, AND SEPTEMBER 3, 1994



                                                                                   1996       1995       1994
                                                                                 ---------  ---------  ---------
Cash flows from operating activities:
Net earnings...................................................................  $   1,517  $     769  $      94
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Gain on sale of investments in affiliates..................................       (366)      (511)
    Cumulative effect of accounting change.....................................                           (2,500)
    Depreciation and amortization..............................................     10,022      9,982     10,680
    Deferred taxes.............................................................     (3,819)      (273)
    (Gain) loss on disposal of properties......................................       (158)       366       (445)
    Accrued benefit costs......................................................      2,595      5,616      2,940
    Accrued environmental liabilities..........................................                   110      1,100
    Accrued sublease liability.................................................       (167)      (230)     1,228
    Facility relocation........................................................                              520
    Decrease (increase) in assets:
      Accounts and notes receivable............................................      1,892     (7,757)     3,428
      Inventories..............................................................      6,893     (3,976)     1,611
      Prepaid expenses.........................................................        131     (1,041)       170
      Notes receivable.........................................................    (10,547)       293      2,720
    Increase (decrease) in liabilities:
      Accounts payable.........................................................     14,905      4,825     (2,741)
      Accrued liabilities......................................................     12,449        218      2,584
      Patrons' excess deposits and declared patronage dividends................      2,943        673     (3,205)
                                                                                 ---------  ---------  ---------
Net cash provided by operating activities......................................     38,290      9,064     18,184
                                                                                 ---------  ---------  ---------
Cash flows from investing activities:
  Purchase of properties.......................................................    (13,350)    (9,363)    (5,921)
  Proceeds from sales of properties............................................      1,846     12,489      1,295
  Decrease in other assets.....................................................     (1,703)    (1,793)      (244)
  Investment in securities, net................................................     (4,888)    (1,316)    (7,974)
  Proceeds from sale of notes receivable.......................................     27,860
  Sales of investments in affiliates, net of cash disposed*....................      1,785       (479)
                                                                                 ---------  ---------  ---------
Net cash provided (utilized) by investing activities...........................     11,550       (462)   (12,844)
                                                                                 ---------  ---------  ---------
Cash flows from financing activities:
  Reduction of long-term notes payable.........................................    (37,329)    (7,534)    (5,934)
  Reduction of short-term notes payable........................................    (11,573)    (2,658)    (3,132)
  Decrease in members' required deposits.......................................     (1,498)      (567)    (1,312)
  Issuance of subordinated patronage dividend certificates.....................                 2,117      2,421
  Repurchase of shares from members............................................     (4,186)    (4,224)    (4,303)
  Issuance of shares to members................................................      3,868      3,891      3,211
                                                                                 ---------  ---------  ---------
Net cash utilized by financing activities......................................    (50,718)    (8,975)    (9,049)
                                                                                 ---------  ---------  ---------
Net decrease in cash and cash equivalents......................................       (878)      (373)    (3,709)
Cash and cash equivalents at beginning of year ................................      7,329      7,702     11,411
                                                                                 ---------  ---------  ---------
Cash and cash equivalents at end of year.......................................  $   6,451  $   7,329  $   7,702
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Supplemental disclosure of cash flow information:
Cash paid during the year for:
  Interest.....................................................................  $  14,929  $  15,006  $  15,232
  Income taxes ................................................................        980      2,388         70
                                                                                 ---------  ---------  ---------
                                                                                 $  15,909  $  17,394  $  15,302
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
*Sales of investments in affiliates, net of cash disposed:
  Working capital, other than cash.............................................  $   7,188  $    (980)
  Property, plant and equipment................................................        460      1,596
  Note receivable..............................................................                (2,580)
  Investment in preferred stock................................................     (1,000)
  Other assets.................................................................         71      1,857
  Proceeds in excess of net assets of affiliates sold, net.....................        366        511
  Long-term debt...............................................................     (5,300)      (883)
                                                                                 ---------  ---------
    Net cash effect from sales of investments in affiliates....................  $   1,785  $    (479)
                                                                                 ---------  ---------
                                                                                 ---------  ---------



        The accompanying notes are an integral part of these statements.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



  PRINCIPLES OF CONSOLIDATION:



    The consolidated financial statements include the accounts of Certified Grocers of California, Ltd. and its subsidiaries ("Certified" or the "Company"). Intercompany transactions and accounts with subsidiaries have been eliminated.



  NATURE OF BUSINESS:



    The Company is a cooperative organization engaged primarily in the distribution of food products and related nonfood items primarily to retail establishments owned by shareholders of the Company. All establishments with which directors are affiliated, as members of the Company, purchase groceries, related products and store equipment from the Company in the ordinary course of business at prices and on terms available to members generally.



    The Company's fiscal year ends on the Saturday nearest to August 31. Fiscal years 1996 and 1995 included 52 weeks, while fiscal year 1994 included 53 weeks.



  RECLASSIFICATIONS:



    Certain reclassifications have been made to prior years' financial statements to present them on a basis comparable with the current year's presentation.



  CASH EQUIVALENTS:



    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.



  INVENTORIES:



    Inventories are valued at the lower of cost (first-in, first-out) or market.



  DEPRECIATION:



    Depreciation is computed using the straight-line method over the estimated useful lives of the assets which are 40 years for buildings and 10 years for equipment. Leasehold improvements are amortized based on the estimated life of the asset or the life of the lease, whichever is shorter. Expenditures for replacements or major improvements are capitalized; expenditures for normal maintenance and repairs are charged to operations as incurred. Upon sale or retirement of properties, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in operations.



  POSTRETIREMENT BENEFITS:



    Effective August 29, 1993, the Company implemented Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106"). This statement requires that the cost of these benefits, which are primarily for health care and life insurance, be recognized in the financial statements throughout the employees' active working careers. The Company's previous practice was to expense these costs on a cash basis, principally after retirement. The transition obligation is being amortized on a straight-line basis over twenty years as allowed under SFAS No. 106.



  POSTEMPLOYMENT BENEFITS:



    The Financial Accounting Standards Board ("FASB") issued Statement No. 112 "Employers Accounting for Postemployment Benefits", which is effective for fiscal years beginning after December 15, 1993. Accordingly, the Company conformed to the new requirements in fiscal 1995. The new accounting standard requires an accrual rather than a pay-as-you-go basis of recognizing expenses for postemployment benefits (provided by an employer to former or inactive employees after termination of employment but before retirement).

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

  ENVIRONMENTAL COSTS:



    The Company expenses, on a current basis, certain recurring costs incurred in complying with environmental regulations and remediating environmental pollution. The Company also reserves for certain non-recurring future costs required to remediate environmental pollution for which the Company is liable whenever, by diligent legal and technical investigation, the scope or extent of pollution has been determined, the Company's contribution to the pollution has been ascertained, remedial measures have been specifically identified as practical and viable, and the cost of remediation and the Company's proportionate share can be reasonably estimated.



  INCOME TAXES:



    Effective August 29, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The cumulative effect of this change in accounting principle increased the Company's fiscal 1994 net earnings by $2.5 million. Accordingly, the Company provides for income taxes using the asset and liability method under which deferred income taxes are recognized for the estimated future tax effects attributable to temporary differences and carryforwards that result from events that have been recognized either in the financial statements or in the income tax returns but not both. The measurement of current and deferred income tax liabilities and assets is based on provisions of enacted tax laws. Valuation allowances are recognized if based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.



  INVESTMENTS:



    The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), on September 3, 1994. Investments in debt securities and equity securities with readily determinable fair values are classified into categories based on the Company's intent. Investments available for sale are carried at estimated fair value. Unrealized holding gains and losses are excluded from earnings and reported, net of income taxes, as a separate component of shareholders' equity until realized. For all investment securities, unrealized losses that are other than temporary are recognized in net income. Realized gains and losses are determined on the specific identification method and are reflected in net earnings.



    In accordance with SFAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of September 3, 1994 of adopting SFAS 115 decreases shareholders' equity by $304,000. There was no effect on net income.



    The cost of securities sold is determined by the specific identification method.



  USE OF ESTIMATES:



    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.



  IMPAIRMENT OF LONG-LIVED ASSETS:



    The FASB issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which is effective for fiscal years beginning after December 15, 1995. Accordingly, the Company will conform to the new requirements in fiscal 1997. The Statement establishes guidelines to be used when evaluating long-lived assets, identifiable intangibles, and related goodwill that an entity plans to continue to use in operations for impairment and prescribes the accounting when such assets are determined to be impaired. The Statement also provides guidance on the accounting for similar assets that a company plans to dispose of, except for those assets of a discontinued operation. Management estimates that the adoption of this pronouncement will not have a material effect on the Company's consolidated financial position and results of operations.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

  TRANSFERS AND SERVICING OF FINANCIAL ASSETS:



    The FASB issued Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which is effective for transfers and servicing of assets and liabilities occurring after December 31, 1996. The Statement provides for standards that are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Accordingly, the Company will conform to the new requirements for applicable transactions occurring after December 31, 1996.



2.  PROPERTIES:



    Properties at August 31, 1996, and September 2, 1995 stated at cost, are comprised of:



                                                                                  1996        1995
                                                                               ----------  ----------
                                                                               (DOLLARS IN THOUSANDS)
Land.........................................................................  $    8,812  $    8,856
Buildings and leasehold improvements.........................................      64,269      64,321
Equipment....................................................................      74,839      65,849
Equipment under capital leases...............................................       7,779       9,259
                                                                               ----------  ----------
                                                                                  155,699     148,285
Less accumulated depreciation and
  amortization...............................................................      82,128      76,469
                                                                               ----------  ----------
                                                                               $   73,571  $   71,816
                                                                               ----------  ----------
                                                                               ----------  ----------



3.  INVESTMENTS:



    The amortized cost and fair values of investments available-for-sale, including equity securities, were as follows:



                                                                            GROSS          GROSS
                                                            AMORTIZED    UNREALIZED     UNREALIZED      FAIR
AUGUST 31, 1996                                               COST          GAINS         LOSSES        VALUE
---------------------------------------------------------  -----------  -------------  -------------  ---------
                                                                          (DOLLARS IN THOUSANDS)
Fixed Maturities:
  U.S. Treasury securities and obligations of U.S.
   government corporations and agencies..................   $  10,219     $      21      $     350    $   9,890
  Corporate securities...................................       3,008            32            110        2,930
  Mortgage backed securities.............................       1,052                           35        1,017
                                                           -----------          ---          -----    ---------
    Sub-total............................................      14,279            53            495       13,837
Redeemable preferred stock...............................       7,739            22             10        7,751
Equity securities........................................       5,953                                     5,953
                                                           -----------          ---          -----    ---------
                                                            $  27,971     $      75      $     505    $  27,541
                                                           -----------          ---          -----    ---------
                                                           -----------          ---          -----    ---------

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

                                                                            GROSS          GROSS
                                                            AMORTIZED    UNREALIZED     UNREALIZED      FAIR
SEPTEMBER 2, 1995                                             COSTS         GAINS         LOSSES        VALUE
---------------------------------------------------------  -----------  -------------  -------------  ---------
                                                                          (DOLLARS IN THOUSANDS)
Fixed Maturities:
  U.S. Treasury securities and obligations of U.S.
   government corporations and agencies..................   $   9,941     $     138      $      83    $   9,996
  Corporate securities...................................       1,765            57             14        1,808
  Mortgage backed securities.............................         933            19              1          951
                                                           -----------        -----            ---    ---------
    Sub-total............................................      12,639           214             98       12,755
Redeemable preferred stock...............................       6,696            58              1        6,753
Equity securities........................................       2,543                                     2,543
                                                           -----------        -----            ---    ---------
                                                            $  21,878     $     272      $      99    $  22,051
                                                           -----------        -----            ---    ---------
                                                           -----------        -----            ---    ---------



    Fixed maturity investments are due as follows:



                                                                                   AMORTIZED      FAIR
AUGUST 31, 1996                                                                      COST         VALUE
--------------------------------------------------------------------------------  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Fixed Maturities Available for Sale:
  Due in one year or less.......................................................   $  --        $  --
  Due after one year through five years.........................................       6,109        6,006
  Due after five years through ten years........................................       5,173        5,004
  Due after ten years...........................................................       2,997        2,827
                                                                                  -----------  -----------
                                                                                   $  14,279    $  13,837
                                                                                  -----------  -----------
                                                                                  -----------  -----------



                                                                                   AMORTIZED      FAIR
SEPTEMBER 2, 1995                                                                    COST         VALUE
--------------------------------------------------------------------------------  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Fixed Maturities Available for Sale:
  Due in one year or less.......................................................   $     300    $     304
  Due after one year through five years.........................................       4,420        4,438
  Due after five years through ten years........................................       4,475        4,481
  Due after ten years...........................................................       3,444        3,532
                                                                                  -----------  -----------
                                                                                   $  12,639    $  12,755
                                                                                  -----------  -----------
                                                                                  -----------  -----------



    Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown as being due at their average expected maturity dates.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

    Investment income is summarized as follows:



                                                                                    1996       1995       1994
                                                                                  ---------  ---------  ---------
                                                                                      (DOLLARS IN THOUSANDS)
Fixed maturities................................................................  $   1,834  $   1,469  $   1,094
Preferred stock.................................................................        350        563        461
Equity securities...............................................................        132
Cash and cash equivalents.......................................................        197        171         95
                                                                                  ---------  ---------  ---------
                                                                                      2,513      2,203      1,650
Less investment expenses........................................................         95         85        110
                                                                                  ---------  ---------  ---------
    Net investment income.......................................................  $   2,418  $   2,118  $   1,540
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------



    Investments carried at fair values of $11,586,000 and $11,272,000 at August 31, 1996 and September 2, 1995 respectively, are on deposit with regulatory authorities in compliance with insurance company regulations. Equity securities which do not have readily determinable fair values are accounted for using the cost method.



4.  ACCRUED LIABILITIES:



    Accrued liabilities at August 31, 1996 and September 2, 1995 are summarized as follows:



                                                                                   1996       1995
                                                                                 ---------  ---------
                                                                                     (DOLLARS IN
                                                                                      THOUSANDS)
Accrued promotional & other liabilities........................................  $  12,686  $   6,777
Insurance loss reserves & other liabilities....................................     15,492     11,261
Accrued income & other taxes payable...........................................      9,641      5,395
Accrued wages & related taxes..................................................      9,021      8,985
Other accrued liabilities......................................................     16,146     18,600
                                                                                 ---------  ---------
                                                                                 $  62,986  $  51,018
                                                                                 ---------  ---------
                                                                                 ---------  ---------

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

5.  NOTES PAYABLE:



    Notes payable at August 31, 1996 and September 2, 1995 are summarized as follows:



                                                                                  1996        1995
                                                                               ----------  ----------
                                                                               (DOLLARS IN THOUSANDS)
Notes payable to banks under revolving credit agreements, expiring March 17,
  1999, interest rate at prime (8.25% and 8.75% at August 31, 1996 and
  September 2, 1995, respectively) plus 1/2% or Eurodollar (5.88% at August
  31, 1996 and September 2, 1995) plus 1 1/2%................................  $   27,682  $   53,439
Subordinated note payable to a life insurance company, due April 1, 1999, interest rate of 10.8%, $8,750,000 due April 1 each year beginning in
  1996.......................................................................      26,250      35,000
Senior note payable to a life insurance company, collateralized through an inter-creditor agreement with banks under the revolving credit agreement of
  $135 million, due January 15, 2005, interest rate of 9.55%, $62,500 due monthly each year beginning in 1992 through 2000 and then $220,833 monthly
  until maturity.............................................................      15,750      16,500
Notes payable, collateralized by land and warehouses, payable monthly,
  approximately $60,000 plus interest at 9.88%, due February 1, 2006.........      13,636      14,462
Note payable to banks under revolving credit agreements, terminated August
  30, 1996, interest rate at prime (8.75% at September 2, 1995) plus 1/2% or
  Eurodollar (5.88% at September 2, 1995) plus 1 1/2%........................      --          15,500
Obligations under capital leases.............................................       3,739       6,358
                                                                               ----------  ----------
                                                                                   87,057     141,259
Less portion due within one year.............................................     (11,440)    (11,573)
                                                                               ----------  ----------
                                                                               $   75,617  $  129,686
                                                                               ----------  ----------
                                                                               ----------  ----------



    Maturities of long-term debt as of August 31, 1996 are:



                                                                       (DOLLARS IN
                                                                        THOUSANDS)
1997.................................................................  $ 11,440
1998.................................................................    11,343
1999.................................................................    39,035
2000.................................................................     4,039
2001.................................................................     4,334
Beyond 2001..........................................................    16,866
                                                                       ------------
                                                                       $ 87,057
                                                                       ------------
                                                                       ------------



    During fiscal 1996, the Company maintained two credit agreements with certain banks that provide for committed lines of credit for general working capital, acquisitions, and maturing long-term debt. At the end of fiscal 1996, the Company had a $135 million committed line of credit, of which $107.3 million was not utilized. The unused portion of this credit line is subject to annual commitment fees of 0.375%.



    The credit agreement contains various financial covenants pertaining to working capital, debt-to-equity ratios, tangible net worth, earnings, and similar provisions. In addition, on the required portion of member deposits and redemption of Class A and Class B Shares, no payment may be made if there exists a default with respect to any senior indebtedness, as defined, until such default has been cured or waived or until such senior indebtedness has been paid in full.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

    The $135 million credit agreement is collateralized by accounts receivable, inventory and certain other assets of the Company and two of its principal subsidiaries, excluding equipment, real property and the assets of Grocers Capital Company ("GCC"). The maturity date is March 17, 1999, but is subject to extension by the mutual consent of the Company and the banks. The agreement provides for Eurodollar basis or prime basis borrowings at the Company's option.



    On August 30, 1996, a $25 million credit agreement was paid off in full and terminated by GCC. Funds for the payoff were provided through a loan purchase agreement with a bank. The loan purchase agreement maturity date is August 29, 2001, but is subject to extension by mutual agreement of the Company and the bank for an additional one year on each anniversary date of the initial purchase date. Total loan purchases under the agreement are limited to a total aggregate principal outstanding of $50 million.



    On September 20, 1996, the Company entered into a credit agreement for $10 million. This credit line is available for funding loans. The credit agreement is collateralized by GCC's member loan receivables. The maturity date is September 20, 2001, but is subject to an annual extension of one year by the mutual consent of the Company and the bank. The agreement provides for prime basis or Eurodollar basis borrowings at the Company's option.



    As a result of maturing long-term debt (a non-cash financing activity), the Company reclassified from long to short-term debt $11,440,000, $11,570,000, and $2,978,000 in fiscal 1996, 1995, and 1994, respectively.



6.  LEASES:



    The Company has entered into both operating and capital leases for certain warehouse, transportation and data processing computer equipment. The Company has also entered into operating leases for approximately 40 retail supermarkets. The majority of these locations are subleased to various member-patrons of the Company. The operating leases and subleases are noncancelable, renewable, include purchase options in certain instances, and require payment of real estate taxes, insurance and maintenance. In addition, the Company is contingently liable with respect to lease guarantees for certain member-patrons. The total commitment for such lease guarantees approximates $38.2 million to $40.2 million. The Company's security respecting these lease guarantees is discussed in Note 13 under "Concentration of Credit Risk."



    Total rent expense was $20,539,000, $21,051,000, and $22,707,000 in 1996,
1995, and 1994, respectively. Sublease rental income was $6,214,000, $5,308,000, and $4,713,000 in 1996, 1995, and 1994, respectively.



    Minimum rentals (exclusive of real estate taxes, insurance, and other expenses payable under the terms of the leases) as of August 31, 1996 are summarized as follows:



                                                                     CAPITAL LEASES   OPERATING LEASES
                                                                     ---------------  ----------------
                                                                          (DOLLARS IN THOUSANDS)
1997...............................................................     $   1,255       $     20,743
1998...............................................................           999             18,045
1999...............................................................           852             14,391
2000...............................................................           852             12,791
2001...............................................................           340             10,979
Beyond 2001........................................................        --                 84,030
                                                                           ------           --------
  Total minimum lease payments.....................................         4,298       $    160,979
                                                                                            --------
                                                                                            --------
Less amount representing interest..................................          (559)
                                                                           ------
Present value of net minimum lease payments........................         3,739
Less current portion...............................................        (1,028)
                                                                           ------
  Total long-term portion..........................................     $   2,711
                                                                           ------
                                                                           ------

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

    Minimum sublease rentals (exclusive of real estate taxes, insurance and other expenses payable under the terms of the leases) as of August 31, 1996 are summarized as follows:



                                                                                      OPERATING LEASES
                                                                                    --------------------
                                                                                        (DOLLARS IN
                                                                                         THOUSANDS)
1997..............................................................................       $    6,929
1998..............................................................................            7,333
1999..............................................................................            6,850
2000..............................................................................            6,368
2001..............................................................................            6,260
Beyond 2001.......................................................................           53,343
                                                                                            -------
                                                                                         $   87,083
                                                                                            -------
                                                                                            -------



    In fiscal 1995, the Company completed a sale leaseback transaction with Trinet Corporate Realty Trust, Inc. ("Trinet"), an unaffiliated third party. The total sales price for the property was $11,500,000. Concurrent with the sale of the real property, the Company and Trinet entered into a twenty year lease of the property, with two ten year extension options. The monthly rental is approximately $108,000 and is subject to CPI adjustment commencing on the first day of the sixth, eleventh and sixteenth years. However, such CPI adjustments shall not exceed four percent per annum on a cumulative basis during each five year period. The gain on this transaction was $1.2 million of which $55,000 and $41,000 of the deferred gain was recognized during fiscal 1996 and 1995.



7.  INCOME TAXES:



    The significant components of income tax expense (benefit) are summarized as follows:



                                                                1996       1995       1994
                                                              ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS)
Federal:
  Current...................................................  $   3,641  $     290  $   2,049
  Utilization of net operating loss carryforwards...........                             (800)
  Deferred..................................................     (2,849)       (72)    (1,156)
                                                              ---------  ---------  ---------
                                                                    792        218         93
                                                              ---------  ---------  ---------
State:
  Current...................................................        923        114        377
  Deferred..................................................       (970)      (226)      (267)
                                                              ---------  ---------  ---------
                                                                    (47)      (112)       110
                                                              ---------  ---------  ---------
                                                              $     745  $     106  $     203
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------



    The Company's income taxes currently payable in 1995 and 1994 are in part due to alternative minimum tax.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

    The effects of temporary differences and other items that give rise to deferred tax assets and deferred tax liabilities are presented below:



                                                                              AUGUST 31,   SEPTEMBER 2,
                                                                                 1996          1995
                                                                              -----------  ------------
                                                                               (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Accounts receivable.......................................................   $   5,058    $    2,223
  Accrued vacation/incentives...............................................         692           808
  Closed store reserves.....................................................         886           562
  Lease reserve.............................................................         382           483
  Deferred income...........................................................         559           597
  Insurance reserves........................................................       1,794         1,736
  Postretirement/postemployment benefits other than pensions................       5,676         4,366
  Alternative minimum tax credits...........................................       1,199         1,810
  Tax credits...............................................................         110           110
  Net operating loss carryforwards..........................................          12            93
  Other.....................................................................       1,418         1,362
                                                                              -----------  ------------
    Total gross deferred tax assets.........................................      17,786        14,150
  Less valuation allowance..................................................      (1,400)       (1,400)
                                                                              -----------  ------------
    Deferred tax assets.....................................................   $  16,386    $   12,750
                                                                              -----------  ------------
                                                                              -----------  ------------
Deferred tax liabilities:
  Property, plant and equipment.............................................   $   5,226    $    4,561
  Capitalized software......................................................       1,587         1,380
  Intangible assets.........................................................         676         1,878
  Deferred state taxes......................................................         679           349
  Other.....................................................................         199           341
                                                                              -----------  ------------
    Total gross deferred tax liabilities....................................   $   8,367    $    8,509
                                                                              -----------  ------------
                                                                              -----------  ------------
    Net deferred tax asset..................................................   $   8,019    $    4,241
                                                                              -----------  ------------
                                                                              -----------  ------------



    Net deferred tax assets of $5,356,000 and $2,850,000 are included in deferred taxes, current and $2,663,000 and $1,346,000 in other assets on the Company's Consolidated Balance Sheets as of August 31, 1996 and September 2, 1995, respectively.



    A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The remaining balance of the net deferred tax assets should be realized through future operating results, the reversal of taxable temporary differences, and tax planning strategies.



    The provision for income taxes at the Company's effective tax rate differed from the provision for income taxes at the statutory rate as follows:



                                                              1996     1995     1994
                                                              -----   -------   -----
                                                              (DOLLARS IN THOUSANDS)
Federal income tax expense (benefit) at the statutory
 rate.......................................................  $ 769   $   297   $(749)
State income taxes, net of federal income tax benefit.......    139       (75)     73
Insurance subsidiary not recognized for state taxes.........   (123)
Dividend received deduction.................................    (64)     (128)   (105)
Alternative minimum tax.....................................                      385
Increase in valuation allowance.............................                      392
Other, net..................................................     24        12     207
                                                              -----   -------   -----
Provision for income taxes..................................  $ 745   $   106   $ 203
                                                              -----   -------   -----
                                                              -----   -------   -----

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

    At August 31, 1996, the Company has alternative minimum tax credit carryforwards of approximately $1.2 million available to offset future regular income taxes payable to the extent such regular taxes exceed alternative minimum taxes payable.



8.  SUBORDINATED PATRONAGE DIVIDEND CERTIFICATES:



    In December 1992, the Company's Board of Directors authorized a patronage dividend retention program to be effective commencing with the dividends payable for fiscal 1993, whereby, subject to annual Board approval, Certified retains a portion of the patronage dividends and issues Patronage Certificates (the "Certificates") evidencing its indebtedness respecting the retained amounts. In addition, the program provides for the issuance of the Certificates to patrons on an annual basis in a portion and at an interest rate to be determined annually by the Board of Directors. However, as to any particular patron, if the amount of the retention is less than a specified minimum (presently $500), then no retention occurs and a Certificate is not issued. Certificates for each year are unsecured general obligations of Certified, are subordinated to certain other Certified indebtedness, and are nontransferable without the consent of Certified. The certificates are subject to redemption, at any time in whole and from time to time in part, without premium, at the option of Certified.



    The Board of Directors determined that in fiscal 1993, 1994 and 1995, the portion of the patronage dividend retained and evidenced by the issuance of Patronage Certificates was 20% of the fourth quarter fiscal 1993 dairy division dividend, 20% of the fiscal 1994 dairy division dividends and 20% of the first and second quarter fiscal 1995 dividends for the dairy division. The Patronage Certificates were 40% of the fiscal 1993, 1994 and 1995 dividends for non-dairy products. The Patronage Certificates have a seven year term, and bear interest payable annually on December 15 in each year.



    The following table represents a summary of the Certificates issued and their respective terms in fiscal 1993, 1994 and 1995.



                                AGGREGATE    ANNUAL
            FISCAL              PRINCIPAL   INTEREST    MATURITY
             YEAR                 AMOUNT      RATE        DATE
------------------------------  ----------  ---------   --------
1993..........................  $2,018,000      7%      12/15/00
1994..........................  $2,426,000      8%      12/15/01
1995..........................  $2,117,000      7%      12/15/02



    During fiscal 1996, the Company set off approximately $12,000 in Patronage Certificates against a portion of amounts owed to the Company by the holders. The Company expects to continue to distribute patronage dividends in the future, although there can be no assurance of the amounts of such dividends.



    For the third and fourth quarters of fiscal 1995, the Company suspended the retention of any of the dairy division partronage dividends due to competitive market conditions. During fiscal 1996 the retention program was suspended for all divisions, including the dairy. While the Company suspended the retention program for fiscal 1996, the retention program has not been discontinued.



9.  CAPITAL SHARES:



    The Company requires that each member-patron hold 100 Class A shares. Each member-patron must also hold Class B Shares having combined issuance values equal to the lesser of the amount of the member-patron's required deposit or twice the member-patron's average weekly purchases (the "Class B Share requirement"). For this purpose, each Class B Share held by a member-patron has an issuance value equal to the book value of Certified's outstanding shares as of the close of the fiscal year last ended prior to the issuance of such Class B Share.



    After payment of at least 20% of the patronage dividend in cash and the issuance of the Patronage Certificates, Class B Shares are issued as a portion of each member-patron's patronage dividend and, to the extent necessary to fulfill the member-patron's Class B Share requirement, by crediting the member-patron's cash deposit account for the issuance values of such shares.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

    All shares of a terminated member will be redeemed by the Company (subject to certain legal limitations, provisions of the Company's redemption policy, and provisions of certain of the Company's committed lines of credit) at a price equal to the book value of the shares as of the close of the fiscal year ended prior to the redemption, less all amounts that may be owing by the member to the Company. All shares are pledged to the Company to secure the Company's redemption rights and as collateral for all obligations to the Company. The Company is not obligated in any fiscal year to redeem more than 5% of the sum of the number of Class B Shares outstanding as of the close of the preceding fiscal year and the number of Class B Shares issued as a part of the patronage dividend for the preceding year (the "5% limit"). Thus, shares tendered for redemption in a given fiscal year may not necessarily be redeemed in that fiscal year. The 5% limit for fiscal year 1997 will allow for redemption of 19,191 shares. Additionally, through October 1996, 335 shares have been tendered for redemption. The following table summarizes the Class B Shares tendered and presently approved for redemption, shares redeemed, and the remaining number of shares pending redemption:



                    FISCAL
                     YEAR                        TENDERED    REDEEMED     REMAINING
                    ------                       ---------  -----------  -----------      BOOK
                                                                                          VALUE
                                                                                      -------------
                                                                                       (DOLLARS IN
                                                                                       THOUSANDS)
Years prior to 1994............................    118,424      60,094      128,719   $     21,146
1994...........................................     38,130      19,716       76,744         12,512
1995...........................................     23,959      19,414       81,289         13,483
1996...........................................     15,095      19,238       77,146         12,956



Because the 5% limit for fiscal year 1997 has been met, the remaining 58,290 shares (or approximately $9.8 million, using fiscal 1996 year end book value) not redeemed in fiscal year 1997 as well as the redemption of any additional Class B Shares tendered during fiscal 1997 will require the prior approval of the Company's Board of Directors. At present, such approvals are not expected to be given. Accordingly, since the Company's fiscal 1997 5% share redemption limitation has been met, future redemptions for the 1997 fiscal year will be postponed. The total of Class B Shares tendered and awaiting redemption has caused the 5% limit for fiscal 1997, and will cause the limits for fiscal 1998 through 2000 to be met, thereby delaying the redemption of Class B Shares in excess of such limit. The redemptions required for fiscal years 1998 through 2000 approximate $9.8 million based on 1996 year end book value and estimated share issuances for those years. Cash flow to fund redemption of shares is provided from operations, patron deposits, Patronage Certificates, current shareholdings and borrowings under the Company's credit lines. Any additional large tenderings of Class B Shares could also potentially cause future year 5% limitations to be exceeded. Therefore, the Company's ability to redeem additional shares in excess of the 5% limit without prior approval of the Board may also be limited.



    There are 500,000 authorized Class A Shares, of which 49,100 and 50,300 were outstanding at August 31, 1996 and September 2, 1995, respectively. There are 2,000,000 authorized Class B Shares, of which 383,815 and 384,767 including 18,286 and 15,895 respectively issued after year end, were outstanding at August 31, 1996 and September 2, 1995, respectively. Once redeemed, such shares are not available for reissuance to member-patrons.



    No member-patron may hold more than one hundred Class A Shares. However, it is possible that a member may have an interest in another member, or that a person may have an interest in more than one member, and thus have an interest in more than one hundred Class A Shares. The Board of Directors is authorized to accept member-patrons without the issuance of Class A Shares when the Board of Directors determines that such action is justified by reason of the fact that the ownership of the patron is the same, or sufficiently the same, as that of another member-patron holding one hundred Class A Shares. The price for such shares will be the book value per share of outstanding shares at the close of the fiscal year last ended.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

    There are also 15 authorized Class C Shares of which 15 are outstanding. These shares are valued at $10 per share, and ownership is limited to members of the Board of Directors with no rights as to dividends or other distributions.



    Holders of Class A Shares are entitled to vote such shares cumulatively for the election of 12 of the directors on the Board of Directors. Holders of the Class B Shares are entitled to vote such shares cumulatively for the election of 3 of the directors on the Board of Directors. Except as required by California law, the Class C Shares have no voting rights.



10.  BENEFIT PLANS:



    The Company has a noncontributory, defined benefit pension plan covering substantially all of its nonunion employees. The benefits under the plan generally are based on the employee's years of service and average earnings for the three highest consecutive calendar years of compensation during the ten years immediately preceding retirement. The Company makes contributions to the pension plan in amounts which are at least sufficient to meet the minimum funding requirements of applicable laws and regulations but no more than amounts deductible for federal income tax purposes. Benefits under the plan are included in a trust providing benefits through annuity contracts, and part of the plan assets are held by a trustee.



    The funded status of the plan and the amounts recognized in the balance sheet are:



                                                                                     1996       1995
                                                                                   ---------  ---------
                                                                                       (DOLLARS IN
                                                                                        THOUSANDS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligations, including vested
    benefits.....................................................................  $  23,259  $  24,416
  Effect of assumed future increase in compensation
    levels.......................................................................     10,484     10,319
                                                                                   ---------  ---------
  Projected benefit obligation for services rendered to
    date.........................................................................     33,743     34,735
Plan assets at fair value........................................................     33,711     32,593
                                                                                   ---------  ---------
Plan assets in deficiency of projected benefit obligations.......................         32      2,142
Unrecognized net gain............................................................     (3,570)    (6,094)
Unrecognized transition asset....................................................      1,530      1,839
Unrecognized prior service cost..................................................        303        342
                                                                                   ---------  ---------
Prepaid pension costs at June 1..................................................     (1,705)    (1,771)
                                                                                   ---------  ---------
Fourth quarter contribution......................................................     --         --
Fourth quarter net periodic pension cost.........................................        328        326
                                                                                   ---------  ---------
Prepaid pension cost at fiscal year end..........................................  $  (1,377) $  (1,445)
                                                                                   ---------  ---------

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
                                                                                       (DOLLARS IN THOUSANDS)
Net pension cost for the fiscal years ending included the following components:
  Service cost -- benefits earned during the period..............................  $   1,448  $   1,398  $   1,385
  Interest cost on projected benefit obligation..................................      2,709      2,650      2,425
  Actual return on plan assets...................................................     (6,321)    (2,845)    (2,628)
  Net amortization and deferral..................................................      3,476        100       (266)
                                                                                   ---------  ---------  ---------
  Net periodic pension cost......................................................  $   1,312  $   1,303  $     916
                                                                                   ---------  ---------  ---------
Major assumptions:
  Assumed discount rate..........................................................       7.50%      7.50%      7.50%
  Assumed rate of future compensation increases..................................       5.50%      5.50%      5.50%
  Expected rate of return on plan assets.........................................       8.50%      8.50%      8.50%



    The method used to compute the vested benefit obligation is the actuarial present value of the vested benefits to which the employee is entitled if the employee separates immediately. The vested benefit obligation was $22,927,000, $24,007,000, and $24,029,000 in 1996, 1995 and 1994, respectively.



    The Company also made contributions of $5,713,000, $5,368,000, and $4,820,000 in 1996, 1995, and 1994, respectively to collectively bargained, multiemployer defined benefit pension plans in accordance with the provisions of negotiated labor contracts. Information from the plans' administrators is not available to permit the Company to determine its proportionate share of termination liability, if any.



    The Company has an Employees' Sheltered Savings Plan, which is a defined contribution plan, adopted pursuant to Section 401(k) of the Internal Revenue Code for its nonunion employees. The Company matches each dollar deferred up to 4% of compensation and, at its discretion, matches 40% of amounts deferred between 4% and 8%. At the end of each fiscal year, the Company also contributes an amount equal to 2% of the compensation of those participants employed at that date. The Company contributed approximately $2,100,000, $2,100,000, and $2,200,000, in 1996, 1995, and 1994, respectively.



    Also, the Company has an Employee Savings Plan ("ESP"), which is a defined contribution plan, for all union and nonunion employees hired prior to March 1, 1983. Subsequent to March 1, 1983, the Company's contribution to the ESP in any fiscal year is based on net earnings as a percentage of total sales and is applicable to union employees only. In the event net earnings are less than 1.5% of total sales, no contribution is required. All corporate (nonunion) employees who had a previous balance in the ESP Plan had their balances transferred to the SSP Plan effective first quarter of fiscal 1992. No expense was incurred in fiscal years 1996, 1995 and 1994.



    In September 1994, the Board of Directors authorized a new supplemental executive pension plan (effective January 4, 1995) which provides retirement income to certain officers based on each participant's final salary and years of service with the Company. The plan, called the Company's Executive Salary Protection Plan ("ESPP II"), provides additional post-termination retirement income based on each participant's final salary and years of service with the Company. The funding of this benefit will be facilitated through the purchase of life insurance policies, the premiums of which will be paid by the Company and participant contributions.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

    The amounts recognized in the balance sheet are:



                                                                                     1996        1995
                                                                                   ---------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Actuarial present value of benefit obligations:
  Accumulated benefit obligations, including vested benefits.....................  $   3,807   $   3,026
  Effect of assumed future increase in compensation levels.......................        283         282
                                                                                   ---------  -----------
  Projected benefit obligation for services rendered to date.....................      4,090       3,308
                                                                                   ---------  -----------
Plan assets in deficiency of projected benefit obligation........................      4,090       3,308
Unrecognized net loss............................................................       (868)       (217)
Unrecognized prior service cost..................................................     (1,571)     (1,659)
                                                                                   ---------  -----------
Accrued pension cost as of June 1................................................      1,651       1,432
                                                                                   ---------  -----------
Fourth quarter contributions.....................................................     --             (20)
Fourth quarter net periodic pension cost.........................................        140         130
Additional minimum liability.....................................................      2,016       1,484
                                                                                   ---------  -----------
Accrued pension cost at fiscal year end..........................................  $   3,807   $   3,026
                                                                                   ---------  -----------



    The additional minimum liability represents the excess of the unfunded Accumulated Benefit Obligation over previously accrued pension costs. A corresponding intangible asset was recorded as an offset to this additional liability as prescribed. Because the asset recognized may not exceed the amount of unrecognized prior service cost, the balance, net of tax benefits, of $255,000 is reported as a separate reduction of shareholders' equity at August 31, 1996.



    The components of the net periodic pension cost for the fiscal years ending include:



                                                                                         1996       1995
                                                                                       ---------  ---------
                                                                                     (DOLLARS IN THOUSANDS)
Service cost -- benefits attributed to service during the period.....................  $     194  $     136
Interest cost on projected benefit obligation........................................        257        168
Net amortization and deferral........................................................        110         85
                                                                                       ---------  ---------
Net periodic pension cost............................................................  $     561  $     389
                                                                                       ---------  ---------
Major assumptions:
  Assumed discount rate..............................................................       7.50%      7.50%
  Assumed rate of future compensation increases......................................       4.00%      4.00%
  Expected rate of return on plan assets.............................................       8.50%      8.50%



    The method used to compute the vested benefit obligation is the actuarial present value of the vested benefits to which the employee is entitled if the employee separates immediately. The vested benefit obligation was $3,807,000 and $3,026,000 in 1996 and 1995, respectively.



11.  POSTRETIREMENT BENEFIT PLANS OTHER THAN PENSIONS:



    The Company sponsors postretirement benefit plans that cover both nonunion and union employees. Nonunion employees are eligible for a plan providing medical benefits. A certain group of retired nonunion employees participate in a plan providing life insurance benefits for which currently active nonunion employees are no longer eligible. Most union and all nonunion employees have separate plans providing a lump sum payout for unused days in the sick leave bank. The postretirement health care plan is contributory for nonunion employees retiring after January 1, 1990, with the retiree contributions adjusted annually; the life insurance plan and the sick leave payout plans are noncontributory.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

    The plans are unfunded. The amounts recognized in the balance sheet are:


                                                                         1996        1995        1994
                                                                      ----------  ----------  ----------
                                                                            (DOLLARS IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees..........................................................  $   12,159  $   10,335  $   11,496
  Fully eligible active plan participants...........................       3,687       3,783       4,622
  Other active plan participants....................................       8,660       8,927       9,117
                                                                      ----------  ----------  ----------
Accumulated postretirement benefit obligation.......................      24,506      23,045      25,235
Unrecognized transition obligation..................................     (19,101)    (20,224)    (21,348)
Unrecognized net gain (loss)........................................       1,736       1,912      (2,013)
                                                                      ----------  ----------  ----------
Accrued postretirement benefit cost at June 1.......................       7,141       4,733       1,874
Fourth quarter contributions........................................        (369)       (303)       (294)
Fourth quarter net periodic postretirement benefit cost.............         950       1,044         929
                                                                      ----------  ----------  ----------
Accrued postretirement benefit cost.................................  $    7,722  $    5,474  $    2,509
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------
The components of the net periodic postretirement benefit cost for the fiscal year ending include:

                                                                         1996        1995        1994
                                                                      ----------  ----------  ----------
                                                                            (DOLLARS IN THOUSANDS)
 Service cost -- benefits attributed to service during the period...  $      796  $      867  $      654
  Interest cost on accumulated postretirement benefit obligation....       1,855       2,052       1,915
  Amortization of transition obligation over 20 years...............       1,124       1,124       1,124
  Net amortization and deferral.....................................          (2)        133          21
                                                                      ----------  ----------  ----------
  Net periodic postretirement benefit cost..........................  $    3,773  $    4,176  $    3,714
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------



    For measurement purposes, an 8.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for fiscal year 1997; the rate was assumed to decrease gradually to 5.5% in fiscal 2001 and remain at the level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of August 31, 1996 by $3,438,000 and the aggregate benefit cost for the year then ended by $421,000.



    The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8%.



    The Company's union employees participate in a multiemployer plan that provides health care benefits. Amounts charged to postretirement benefit cost and contributed to the plan totaled $1.1 million in fiscal 1996 and $1.3 million in fiscal years 1995 and 1994.



12.  CONTINGENCIES:



    LITIGATION. The Company is a defendant in a number of cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material adverse effect on the Company's financial position, results of operations, or cash flow.



    ENVIRONMENTAL MATTERS. The Company, together with others, was notified by the Environmental Protection Agency ("EPA") that it was a potentially responsible party ("PRP") for the disposal of hazardous substances during the 1970s and early 1980s at OPERATING INDUSTRIES, INC. SUPERFUND SITE in Monterey Park, California ("OII Site"). The Company has not disposed of any materials at the site since and believes its

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES current disposal policies to be in accordance with federal, state and local governmental laws and regulations. Clean up of this site will occur in five phases and could entail estimated total cleanup costs of $650 million to $800 million.



    The Company appealed the initial findings of the EPA on August 16, 1993 concerning the quantity of disposed waste allocated to the Company. Management recorded an initial liability of $400,000 for fiscal 1993 for the first three phases of the five-phase cleanup. The initial liability was based on estimated cleanup costs of $2 per gallon on approximately 200,000 gallons disposed at the site. In August 1995, the EPA finalized the Company's allocated share of the cleanup cost for the first three phases of the cleanup. The Company's allocated share of $379,000 was paid in October 1996.



    The EPA also informed the Company of phases 4 and 5, which include final remedy and ground water treatment, and a 30 year post-cleanup site control and monitoring. The estimated costs of these two phases, together with the first three phases, are reserved in the financial statements. As of August 31, 1996, the total reserve established in respect to environmental liabilities is $1.6 million. The Company is pursuing recovery of a portion of this amount from its insurance carriers.



    Because of the uncertainties associated with environmental assessment and remediation activities, future expenses to remediate the currently identified site could be higher than the accrued liability. Although it is difficult to estimate the liability of the Company related to these environmental matters, management believes that these matters will not have a materially adverse effect on the Company's financial position or results of operations.



    SALE OF MEMBER NOTES RECEIVABLE. GCC entered into a loan purchase and servicing agreement with a bank under which it sells certain of its notes receivable from members subject to limited recourse provisions. These notes are secured with collateral which usually consists of personal property, real property and personal guarantees. GCC in return receives a monthly service fee and guarantee fee. In 1996, the Company sold member notes to the bank totaling approximately $27,900,000. At August 31, 1996, the balances of member notes sold that were outstanding and subject to recourse provisions were $27,900,000.



13.  CONCENTRATION OF CREDIT RISK:



    Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade receivables and lease guarantees for certain member-patrons. These concentrations of credit risk may be affected by changes in economic or other conditions affecting the Western United States, particularly California. However, management believes that receivables are well diversified and the allowances for doubtful accounts are sufficient to absorb estimated losses. Obligations of member-patrons to the Company, including lease guarantees, are generally supported by the Company's right of offset, upon default, against the member-patrons' cash deposits, shareholdings and Patronage Certificates, as well as personal guarantees and reimbursement and indemnification agreements.



14.  FAIR VALUE OF FINANCIAL INSTRUMENTS:



    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:



    CASH AND CASH EQUIVALENTS



        The carrying amount approximates fair value due to the short maturity of these instruments.



    INVESTMENTS AND NOTES RECEIVABLE



        The fair values for investments and notes receivable are based primarily on quoted market prices for those or similar instruments. Equity securities which do not have readily determinable fair values are accounted for using the cost method.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

   NOTES PAYABLE, NOTES PAYABLE DUE AFTER ONE YEAR AND SUBORDINATED PATRONAGE DIVIDEND CERTIFICATES



       The fair values for notes payable, notes payable due after one year, and subordinated patronage dividend certificates are based primarily on rates currently available to the Company for debt with similar terms and remaining maturities.



    The following table presents the carrying values and the estimated fair values as of August 31, 1996 and September 2, 1995, of the Company's financial instruments reportable pursuant to Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments:



                                                                  1996                    1995
                                                         ----------------------  ----------------------
                                                          CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                           VALUE     FAIR VALUE    VALUE     FAIR VALUE
                                                         ----------  ----------  ----------  ----------
                                                                     (DOLLARS IN THOUSANDS)
Assets:
  Cash and cash equivalents............................  $    6,451  $    6,451  $    7,329  $    7,329
  Investments..........................................      27,541      27,541      22,051      22,051
  Notes receivable.....................................       8,309       8,309      25,622      25,622
Liabilities:
  Notes payable and notes payable, due after one
   year................................................  $   87,057  $   85,552  $  141,259  $  139,496
  Subordinated patronage dividend certificates.........       6,549       6,549       6,561       6,561



    The methods and assumptions used to estimate the fair values of the Company's financial instruments at August 31, 1996 and September 2, 1995 were based on estimates of market conditions, estimates using present value and risks existing at that time. These values represent an approximation of possible value and may never actually be realized.



15.  RELATED PARTY TRANSACTIONS:



    A number of companies with which directors are associated have received loans from the Company through its regular member loan program and/or obtained lease guarantees or subleases for certain store locations. In consideration of lease guarantees and subleases, the Company receives a monthly fee equal to 5% of the monthly rent under the leases and subleases. Obligations of member-patrons to the Company, including lease guarantees, are generally supported by the Company's right of offset, upon default, against the member-patrons' cash deposits, shareholdings and Patronage Certificates, as well as personal guarantees and reimbursement and indemnification agreements.



    GCC guarantees a portion of a loan made by National Consumer Cooperative Bank ("NCCB") to K.V. Mart Co., of which director Darioush Khaledi is the President and a shareholder, and KV Property Company, of which director Darioush Khaledi is a general partner. The term of the loan is eight years, maturing January 1, 2002, and the loan bears interest at a floating rate based on the commercial loan base rate of NCCB. The loan is collateralized by certain real and personal property. The guarantee by GCC is limited to 10% of the $2.1 million principal amount of the loan. In consideration of its guarantee, GCC receives an annual fee from K.V. Mart Co. equal to 5% of the guarantee amount.



    GCC guarantees a portion of a $5,000,000 revolving loan made by NCCB to K.V. Mart Co. in November 1995. The loan has an initial maturity of two years, with the outstanding balance then converting to a five year term loan. The loan bears interest at a floating rate based on the commercial loan rate of NCCB. The loan is collateralized by certain real and personal property of K.V. Mart Co. The guaranty of GCC is limited to 10% of the outstanding principal amount of the loan. Since its inception, the highest outstanding principal amount of the loan has been and is presently $785,000. In consideration of its guaranty, GCC receives an annual fee from K.V. Mart Co. equal to 5% of the guaranty amount.



    In April 1996, the Company guaranteed rent and certain other obligations of K.V. Mart Co. for a period of seven years under a lease of store premises under construction in Lynwood, California. Annual rent under

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES the lease is $408,000. The lease term will commence upon the earlier of the opening of the store for business or 90 days after occupancy. The guarantee will become effective upon the commencement date of the lease. In consideration of its guaranty, the Company will receive an annual fee from K.V. Mart Co. equal to 5% of the annual rent.



    In April 1996, the Company guaranteed rent and certain other obligations of K.V. Mart Co. for a period of seven years under a lease of store premises under construction in Canoga Park, California. The landlord under the lease is a corporation in which a family trust established by Mr. Khaledi has an indirect interest through certain partnerships which in turn have an interest in the landlord corporation. Annual rent under the lease is $353,976. The lease term will commence upon the earlier of the opening of the store for business or 180 days after occupancy. The guarantee will become effective upon the commencement date of the lease. In consideration of its guaranty, the Company will receive an annual fee from K.V. Mart equal to 5% of the annual rent.



    The Company proposes to enter into a guaranty of rent and certain other obligations of K.V. Mart Co. under a lease of store premises in Los Angeles, California. The guaranty would be in place during the first fifteen years of the lease term, which is thirty-four years and eight months. Annual rent under the lease will be $212,664 during the first twenty months of the lease term; $332,664 during the next thirty-eight months; $382,560, $439,944, and $505,4544 respectively, during the three succeeding sixty month periods; and thereafter increasing by 15% every sixty months during the balance of the term. In consideration of its guaranty, the Company will receive an annual fee from K.V. Mart Co. equal to 5% of the annual rent.



    In December 1995, GCC purchased 10% of the common stock of K.V. Mart Co. for a purchase price, based upon appraised values, of approximately $3,000,000. In connection with this purchase, K.V. Mart Co., GCC, Mr. Khaledi and the other shareholders of K.V. Mart Co. agreed that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by the other shareholders, and rights to have its common shares included in certain registered public offerings of common stock which may be made by K.V. Mart Co. In addition, GCC has the option to require the repurchase of its shares for any reason after December 2000, and until that time has the option to require repurchase upon the occurence of certain specified events, including a material breach of the supply agreement referred to below, changes in management or control and noncompliance with financial ratios. After December 1999, the repurchase price is fair market value as determined by appraisal, and until that time is the greater of a declining premium over fair market value or the original purchase price of the shares plus an agreed annual compounded rate of return. K.V. Mart Co. has the option to repurchase GCC's shares at any time and also in the event of a change in control of GCC or the Company or a material breach by the Company under the supply agreement referred to below. In the absence of a change in control or a material breach under the supply agreement, and until December 1999, the repurchase price is the greater of a declining premium over fair market value or the original purchase price of the shares plus an agreed annual compounded rate of return, and after December 1999 is fair market value. In the event of a change in control or a material breach under the supply agreement, and until December 1999, the repurchase price is the lesser of a declining discount from fair market value or the original purchase price of the shares, and after December 1999 is fair market value. In connection with these transactions, K.V. Mart Co. entered into a seven year supply agreement with the Company whereunder K.V. Mart Co. is required to purchase a substantial portion of its merchandise requirements from the Company. Fiscal 1996 purchases totalled approximately $75,300,000. The supply agreement is subject to earlier termination in certain situations.



    The Company guarantees annual rent and certain other obligations of Stump's Market, Inc., of which director James R. Stump is the President and a shareholder, as leasee under a lease of store premises located in San Diego, California. Annual rent under the lease is $26,325, and the lease term expires in May 1998. The Company also guarantees annual rent and certain other obligations of Stump's Market, Inc. as lessee under a

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES lease of store premises at a second location in San Diego, California. Annual rent under this lease is $36,075, and the lease term expires in November 1997. In consideration of these guaranties, the Company receives a fee from Stump's Market, Inc. equal to 5% of the base monthly rent under these leases.



    In June 1989, the Company guaranteed the payment by Cala Foods, Inc. a subsidiary of a member-patron, of certain promissory notes related to an acquisition of Bell Markets, Inc. Board member Harley DeLano is an executive officer of Cala Foods, Inc. The promissory notes matured in June 1996 and totalled $8 million; however, the Company's guaranty obligation was limited to $4 million and is now expired. In addition, and in connection with the acquisition, the Company guaranteed certain lease obligations of Bell Markets, Inc. during a 20-year period under a lease relating to two retail grocery stores. Annual rent under the lease is $327,019.



    In September 1992, the Company guaranteed a lease for Mar-Val Food Stores, Inc. (whose President, Mark Kidd, is a director of the Company) on store premises in Valley Springs, California. The guarantee is for a period of fifteen years and is limited to the lessee's obligation to pay base rent of $10,080 per month, common area costs, real estate taxes and insurance. The Company's total obligation under the guarantee is limited to $736,800. In consideration of the guarantee, the Company receives a monthly fee from Mar-Val Food Store, Inc. equal to 5% of the base monthly rent under the lease.



    The Company guarantees annual rent and certain other obligations of Willard
R. "Bill" MacAloney, the Chairman of the Company's Board of Directors, as lessee under a lease of store premises located in La Puente, California. Annual rent under the lease is $62,487, and the lease term expires in April 1997. The Company also guarantees annual rent and certain other obligations of G & M Company, Inc., of which Mr. MacAloney is a shareholder, under a lease of store premises located in Santa Fe Springs, California. The initial term of the lease expires in October 2007, but may be extended for one option term expiring in October 2012. Annual rent under the lease is $100,000, increasing to $110,000 in November 1997. Thereafter, annual rent increases by $15,000 every five years during the balance of the term, including the extension term. However, the Company's guaranty is such that the Company's obligation thereunder is limited to a maximum of sixty monthly payments (which need not be consecutive) of the obligations guaranteed. In consideration of its guarantees, the Company receives a monthly fee from G & M Company, Inc. equal to 5% of the base monthly rent under each lease.



    The Company proposes to enter into a lease of store premises located in Riverside, California, which it will in turn sublease to G & M Company on the same terms and conditions. The sublease will be for an initial term of 15 years, but may be extended for three periods of 5 years each and one period of 4 years and 11 months. Monthly rent during the initial term is $22,234, increasing to $24,457, $26,903, $29,596 and $32,561, respectively, during the extension terms. Under the sublease, the Company will also receive a monthly fee from G & M Company equal to 5% of the monthly rent.



    The Company guarantees certain obligations under a sublease of market premises located in Pasadena, California, and under which Berberian Enterprises, Inc., of which Director John Berberian is the President and a shareholder, is the sublessor. The guaranty is of the obligations of the sublessee to pay minimum rent, common area costs, real estate taxes and insurance during the first seven years of the term of the sublease, which commenced in September 1995. Minimum rent under the sublease is $10,000 per month. In consideration of its guaranty, the Company receives a monthly fee from the sublessee equal to 5% of the monthly amounts guaranteed.



    The Company proposes to lease store locations in Arvin, Delano and Shafter, California, which it will in turn sublease on the same rental terms to a corporation to be formed by director Michael A. Provenzano. The Arvin and Delano subleases will have twenty year terms, while the Shafter lease will have a term of twenty-five years. Annual rent under the Arvin lease will be $165,088 during the first ten years and $166,448 during the balance of the term. Annual rent under the Delano lease will be $183,334 during the first ten years

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES and $174,080 during the balance of the term. Annual rent under the Shafter lease will be $104,997 during the first ten years, $100,890 during the next ten years and $108,457 during the balance of the term. In addition, under each of these subleases, the Company will receive an annual fee equal to 5% of the annual rent.



    In July 1993, the Company entered into an agreement to lease a warehouse to Joe Notrica, Inc., of which director Morrie Notrica is the President and a shareholder. The lease period is for five years at a monthly rent of $24,000. The lease has one five year option and makes provision for inflation adjustments to monthly rent during the option term.



    Grocers General Merchandise Company, ("GM"), a subsidiary of the Company, and Food 4 Less GM, Inc. ("F4LGM"), an indirect subsidiary of Ralphs Grocery Company, are partners to a joint venture partnership agreement. Under the agreement, GM and F4LGM are partners operating as Golden Alliance Distribution ("GAD"). The partnership was formed for the purpose of providing for the shared use of the Company's general merchandise warehouse located in Fresno, California and each of the partners has entered into a supply agreement with GAD providing for the purchase of general merchandise products from GAD. The Company is currently in discussions with Ralphs regarding the future of the GAD partnership.



    The Company leases certain market premises located in Sacramento and Vallejo, California, and in turn subleases these premises to SavMax Foods, Inc. ("SavMax"). The Sacramento sublease provides for a term of 20 years and the Vallejo sublease provides for a term of 10 years. Neither sublease contains options to extend, although SavMax has the option under each sublease to acquire the Company's interest under its lease on the condition that the Company is released from all further liability thereunder. The term of the Sacramento sublease commenced in September of 1994. The Sacramento premises consist of approximately 50,000 square feet and annual base rent under the sublease is at the following per square foot rates: $8.00 during years 1 and 2; $8.40 during years 3 through 5; $8.82 during years 6 through 10; $9.26 during years 11 through 15; and, $9.72 during years 16 through 20. The term of the Vallejo sublease commenced in September of 1995 and annual base rent under the sublease is $279,000. In addition, under each of these subleases, the Company receives monthly an additional amount equal to 5% of the base monthly rent.



    The Company guarantees certain obligations of SavMax under three leases of market premises located in Sacramento, San Jose and San Leandro, California. Each of these guarantees relates to the obligation of SavMax to pay base rent, common area maintenance charges, real estate taxes and insurance during the initial 20 year terms of these leases. However, the guarantees are such that the Company's obligation under each of them is limited to an amount equal to sixty monthly payments (which need not be consecutive) of the obligations guaranteed. Base rent is $40,482 per month under the Sacramento lease and $56,756 per month under the San Jose lease, in each case subject to a 7 1/2% increase at the end of each five years. Base rent is $42,454 per month under the San Leandro lease, subject to a 10% increase at the end of each five years. In consideration of these guarantees, the Company receives a monthly fee from SavMax equal to 5% of the base monthly rent under these leases. If SavMax were to default under the leases, the Company's remaining liability under its guarantees would range from $10.2 million to $11.9 million, assuming other support provided to the Company by way of offset rights and the reimbursement and indemnification agreements proved to be of no value to the Company.



    The Company guarantees certain obligations of SavMax under two leases of market premises located in Ceres and Vacaville, California. The leases have initial terms expiring in January 2005 and April 2007, respectively. Base monthly rent under the Ceres lease is presently $32,175, increasing to $34,425 in January of 2000. Base monthly rent under the Vacaville lease is presently $29,167, increasing by $25,000 per year in April of 1997 and 2002. In consideration of these guarantees, the Company will receive a monthly fee from SavMax equal to 5% of the base monthly rent under these leases. If SavMax were to default under the leases, the Company's contingent liability under its guarantees would approximate $9.5 million, assuming other support provided to the Company by way of offset rights and the reimbursement and indemnification agreements proved to be of no value to the Company.

             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

    The Company has guarantees remaining on various other member-patron leases during the period of fiscal 1997 through fiscal 2013. In the event the support provided to the Company by way of offset rights and the reimbursement and indemnification agreements proved to be of no value, the Company would be contingently liable under its guarantees for approximately $11.2 million.



    In fiscal 1994, Grocers Capital Company ("GCC"), a subsidiary, acquired an additional 25,000 shares of preferred stock of SavMax. The purchase price was $100 per share. At the time, GCC owned 40,000 shares of preferred stock of SavMax which it acquired in fiscal 1992. As part of the new purchase of preferred stock, the annual cumulative dividend on the 65,000 shares of preferred stock owned by GCC was increased from $8.25 per share to $8.50 per share, payable quarterly. Mandatory partial redemption of this stock at a price of $100 per share began in 1994 and will continue annually thereafter for eight years, at which time the stock is to be completely retired. GCC also purchased from Mr. Michael A. Webb, the President and a shareholder of SavMax, and another member of his immediate family, 10% of the common stock of SavMax for a price of $2.5 million. In connection with this purchase, Mr. Webb, SavMax and GCC agreed that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by Mr. Webb, and rights to have its common shares included in certain registered public offerings of common stock which may be made by SavMax. In addition, GCC has certain rights, at its option, to require that SavMax repurchase GCC's shares, and SavMax has certain rights, at its option, to repurchase GCC's shares. In connection with these transactions, SavMax entered into a seven year supply agreement with the Company (to replace an existing supply agreement) whereunder SavMax is required to purchase a substantial portion of its merchandise requirements from the Company. The supply agreement is subject to earlier termination in certain situations.



    Since the Company's retail and financial assistance programs are only available to persons and entities which are patrons of the Company, it is not possible to assess whether the foregoing transactions are less favorable to the Company than similar transactions with unrelated third parties. However, management believes that each such transaction is on terms no more favorable to the patron than those which would be available to other similar patrons.



16.  STORE PURCHASE TRANSACTION:



    On July 17, 1996 Certified and its subsidiary Crown Grocers, Inc. ("Crown") entered into an asset purchase agreement (the "Agreement") with Bay Area Foods, Inc. ("BAF") whereby Certified and Crown agreed to purchase up to twelve supermarkets operated by BAF under the tradename "Petrini's", provided certain conditions were satisfied with respect to each location. The Agreement provided that Certified and Crown had the right to assign their respective rights to purchase any of the assets to operating retailers meeting selected criteria. This transaction was completed on September 30, 1996.



    Crown has acquired six properties which were sold or assigned directly to retailers and assumed leases at three locations. The total purchase price for the assets acquired by Crown, Certified and their assignees was $17.1 million plus the cost value of inventory at each transferred location. For the three stores where Crown assumed the leases each facility is operated under the tradename "Apple Market". The Company intends to vigorously pursue a plan to sell these locations to member patrons, and expects to operate the stores until qualified buyers are identified. BAF was unable to satisfy certain conditions to close as to assets relating to three of the sites subject to the Agreement within the time frame set forth in the Agreement. Accordingly, the Company's obligations with respect to such assets have terminated.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR ANY OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                            ------------------------

                               TABLE OF CONTENTS


                                               PAGE
                                               ----
Summary of Prospectus..........................   3
Risk Factors...................................   7
Offering of Class A Shares and
 Class B Shares................................   8
  Eligibility to Hold Shares...................   8
  New Member-Patrons Required to Purchase One
   Hundred Class A Shares......................   9
  Issuance of Class B Shares to
   Member-Patrons..............................   9
Description of Capital Stock...................  11
  Dividend Rights..............................  11
  Voting Rights................................  11
  Liquidation Rights...........................  12
  Non-Transferability..........................  12
  Shares Held As Security......................  12
  Share Redemption.............................  12
  Use of Book Value............................  15
Use of Proceeds................................  16
The Company....................................  16
  General Description of Business..............  16
  Patronage Dividends..........................  17
  Patron Deposits..............................  18
  Tax Matters..................................  19
Selected Financial Data........................  20
Management's Discussion and Analysis of
 Financial Condition and Results of Operations
 For the Three Fiscal Years Ended August 31,
 1996..........................................  21
Legal Matters..................................  24
Experts........................................  24
Index to Financial Statements..................  25
Independent Auditors' Reports..................  26
Financial Statements...........................  28


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee Under Securities Act of 1933............................  $  13,608
Printing, Engraving and Reproduction.....................................     10,000
Expenses of Qualification Under State Blue Sky Laws......................      6,000
Legal Fees and Expenses..................................................     15,000
Accounting Fees and Expenses.............................................      5,000
Miscellaneous............................................................      3,000
                                                                           ---------
Total....................................................................  $  52,608
                                                                           ---------
                                                                           ---------

    All of the expenses listed above will be borne by the Registrant and, except for the Registration Fee Under Securities Act of 1933, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article V of the Company's Bylaws provides that the Company shall, to the maximum extent permitted by law, have the power to indemnify its directors, officers, employees and other agents. Section 317 of the California Corporations Code provides that a corporation has the power to indemnify agents of the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation. In addition, the Company and its subsidiaries maintain a policy of directors' and officers' liability and company reimbursement insurance.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

EXHIBITS:
Exhibit    4          Instruments defining the rights of security holders, including indentures.
           4.1        Articles FIFTH and SIXTH of Articles of Incorporation of the Registrant
                      (as amended through June 21, 1994) (incorporated by reference to Exhibit
                      4.1 to Post-Effective Amendment No. 6 to Form S-2 Registration Statement
                      of the Registrant filed on December 15, 1994, File No. 33-38152).
           4.2        Bylaws of the Registrant (as amended through June 21, 1994)
                      (incorporated by reference to Exhibit 4.2 to Post-Effective Amendment
                      No. 6 to Form S-2 Registration Statement of the Registrant filed on
                      December 15, 1994, File No. 33-38152).
           4.3        Retail Grocer Application and Agreement For Continuing Service
                      Affiliation With Certified Grocers of California, Ltd. And Pledge
                      Agreement (incorporated by reference to Exhibit 4.7 to Amendment No. 2 to Form S-1 Registration Statement of the Registrant filed on December
                      31, 1981, File No. 2-70069).

           4.4        Retail Grocer Application and Agreement For Service Affiliation With And
                      The Purchase of Shares of Certified Grocers of California, Ltd. And
                      Pledge Agreement (incorporated by reference to Exhibit 4.2 to
                      Post-Effective Amendment No. 7 to Form S-2 Registration Statement of the
                      Registrant filed on December 13, 1989, File No. 33-19284).
           4.5        Form of Class A Share Certificate (incorporated by reference to Exhibit
                      4.5 to Post-Effective Amendment No. 6 to Form S-2 Registration Statement
                      of the Registrant filed on December 15, 1994, File No. 33-38152).
           4.6        Form of Class B Share Certificate (incorporated by reference to Exhibit
                      4.6 to Post-Effective Amendment No. 6 to Form S-2 Registration Statement
                      of the Registrant filed on December 15, 1994, File No. 33-38152).
Exhibit    5          Opinion re legality.
           5.1        Opinion of Counsel dated December 7, 1990 (incorporated by reference to
                      Exhibit 5.1 to Form S-2 Registration Statement of the Registrant filed on December 10, 1990, File No. 33-38152).
Exhibit    10         Material Contracts.
           10.1       Comprehensive Amendment to Retirement Plan for Employees of the
                      Registrant (incorporated by reference to Exhibit 10.1 to Form S-2
                      Registration Statement of the Registrant filed on October 12, 1994, File
                      No. 33-56005).
           10.2       Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 to the Form S-2 Registration Statement of the Registrant filed on
                      December 28, 1987, File No. 33-19284).
           10.3       Comprehensive Amendment to Certified Grocers of California, Ltd.
                      Employees' Sheltered Savings Plan (incorporated by reference to Exhibit
                      10.3 to the Form S-2 Registration Statement of the Registrant filed on
                      September 2, 1993, File No. 33-68288).
           10.4       Certified Grocers of California, Ltd., Executive Salary Protection Plan
                      II ("ESPP II"), Master Plan Document, effective January 4, 1995
                      (incorporated by reference to Exhibit 10.4 to the Registrant's Annual
                      Report on Form 10-K for the fiscal year ended September 2, 1995 filed on
                      December 1, 1995, File No. 0-10815).
           10.5       Master Trust Agreement For Certified Grocers of California, Ltd.
                      Executive Salary Protection Plan II, dated as of April 28, 1995
                      (incorporated by reference to Exhibit 10.5 to the Registrant's Annual
                      Report on Form 10-K for the fiscal year ended September 2, 1995 filed on
                      December 1, 1995, File No. 0-10815).
           10.6       Certified Grocers of California, Ltd. Executive Insurance Plan
                      Split-dollar Agreement and Schedule of Executive Officers party thereto
                      (incorporated by reference to Exhibit 10.6 to the Registrant's Annual
                      Report on Form 10-K for the fiscal year ended September 2, 1995 filed on
                      December 1, 1995, File No. 0-10815).
           10.7       Comprehensive Amendment to Certified Grocers of California, Ltd.
                      Employees' Excess Benefit Plan (incorporated by reference to Exhibit
                      10.6.1 to Form S-2 Registration Statement of the Registrant filed on
                      October 12, 1994, File No. 33-56005).
           10.8       Comprehensive Amendment to Certified Grocers of California, Ltd.
                      Employees' Supplemental Deferred Compensation Plan (incorporated by reference to Exhibit 10.5.3 to Form S-2 Registration Statement of the
                      Registrant filed on December 10, 1990, File No. 33-38152).
           10.9       Comprehensive Amendment to Certified Grocers of California, Ltd.
                      Employee Savings Plan (incorporated by reference to Exhibit 10.4 to Form
                      S-2 Registration Statement of the Registrant filed on September 2, 1993,
                      File No. 33-68288).

           10.9.1     First Amendment to Certified Grocers of California, Ltd. Employee
                      Savings Plan (incorporated by reference to Exhibit 10.4.1 to Form S-2
                      Registration Statement of the Registrant filed on October 12, 1994, File
                      No. 33-56005).
           10.10      Joint Venture Agreement of Golden Alliance Distribution, dated as of
                      April 8, 1992, between Food 4 Less GM, Inc. and Grocers General
                      Merchandise Company (incorporated by reference to Exhibit 10.7 to Form
                      S-2 Registration Statement of the Registrant filed on September 2, 1993.
                      File No. 33-68288).
           10.11      Lease, dated as of December 23, 1986, between Cercor Associates and
                      Grocers Specialty Company (incorporated by reference to Exhibit 10.8 to
                      Form S-2 Registration Statement of the Registrant filed on September 2,
                      1993, File No. 33-68288).
           10.12      Expansion Agreement, dated as of May 1, 1991, and Industrial Lease, dated as of May 1, 1991, between Dermody Properties and the Registrant
                      (incorporated by reference to Exhibit 10.9 to Form S-2 Registration
                      Statement of the Registrant filed on September 2, 1993, File No.
                      33-68288).
           10.12.1    Lease Amendment, dated June 20, 1991, between Dermody Properties and the
                      Registrant (incorporated by reference to Exhibit 10.9.1 to Form S-2
                      Registration Statement of the Registrant filed on September 2, 1993,
                      File No. 33-68288).
           10.12.2    Lease Amendment, dated October 18, 1991, between Dermody Properties and the Registrant (incorporated by reference to Exhibit 10.9.2 to Form S-2
                      Registration Statement of the Registrant filed on September 2, 1993,
                      File No. 33-68288).
           10.13      Preferred Stock Purchase Agreement by and between Food-4-Less of
                      Modesto, Inc. and Grocers Capital Company, dated as of July 1, 1992
                      (incorporated by reference to Exhibit 10.10 to the Registrant's Annual
                      Report on Form 10-K for the fiscal year ended August 28, 1993, filed on
                      November 26, 1993, File No. 0-10815).
           10.14      Preferred Stock Purchase Agreement by and between SavMax Foods, Inc. and
                      Grocers Capital Company, dated as of December 17, 1993 (incorporated by reference to Exhibit 10.11 to Post-Effective Amendment No. 6 to Form S-2
                      Registration Statement of the Registrant filed on December 15, 1994,
                      File No. 33-38152).
           10.15      Common Stock Purchase Agreement by and between Michael A. Webb and
                      Grocers Capital Company, dated as of December 17, 1993 (incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 6 to Form S-2
                      Registration Statement of the Registrant filed on December 15, 1994,
                      File No. 33-38152).
           10.16      Agreement Regarding Common Stock by and between Michael A. Webb, SavMax
                      Foods, Inc. and Grocers Capital Company, dated December 17, 1993
                      (incorporated by reference to Exhibit 10.13 to Post-Effective Amendment
                      No. 6 to Form S-2 Registration Statement of the Registrant filed on
                      December 15, 1994, File No. 33-38152).
           10.17      Commercial Lease-Net dated December 6, 1994 between TriNet Essential
                      Facilities XII and the Registrant (incorporated by reference to Exhibit
                      10.17 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 2, 1995 filed on December 1, 1995, File No. 0-10815).
           10.18      Purchase Agreement dated November 21, 1994 between the Registrant and
                      TriNet Corporate Realty Trust, Inc. (incorporated by reference to
                      Exhibit 10.18 to the Registrant's Annual Report on Form 10-K for the
                      fiscal year ended September 2, 1995 filed on December 1, 1995, File No.
                      0-10815).
           10.19      Form of Employment Agreement between the Registrant and Alfred A.
                      Plamann (incorporated by reference to Exhibit 10.19 to the Registrant's
                      Annual Report on Form 10-K for the fiscal year ended August 31, 1996 filed on November 5, 1996, File No. 0-10815).

Exhibit    24         Consents of Experts and Counsel.
           24.1       Consent of Company Counsel -- see page F-1.
           24.2       Consents of Independent Auditors -- see pages F-2 and F-3.


ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (a) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933,
    (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on November 21, 1996.


                                           CERTIFIED GROCERS OF CALIFORNIA, LTD.


                                          By        /S/ ALFRED A. PLAMANN

                                           -------------------------------------
                                                     Alfred A. Plamann
                                           President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                        TITLE                          DATE
------------------------------------------------------  -----------------------------------  ----------------------

                     /S/ ALFRED A. PLAMANN              President and Chief                       November 21, 1996
     -------------------------------------------        Executive Officer
                  Alfred A. Plamann

                        /S/ DANIEL T. BANE              Senior Vice President --                  November 21, 1996
     -------------------------------------------        Finance and Administration and
                    Daniel T. Bane                      Chief Financial Officer

                    /S/ RANDALL G. SCOVILLE             Corporate Controller                      November 21, 1996
     -------------------------------------------
                 Randall G. Scoville

                   /S/ WILLARD R. MACALONEY             Director                                  November 21, 1996
     -------------------------------------------
                 Willard R. MacAloney
               (Chairman of the Board)

                         /S/ LOUIS A. AMEN              Director                                  November 21, 1996
     -------------------------------------------
                    Louis A. Amen

                        /S/ JOHN BERBERIAN              Director                                  November 21, 1996
     -------------------------------------------
                    John Berberian

                      SIGNATURE                                        TITLE                          DATE
------------------------------------------------------  -----------------------------------  ----------------------

                                                        Director                                  November   , 1996
     -------------------------------------------
                 Michael A. Bonfante

                      /S/ HARLEY J. DELANO              Director                                  November 21, 1996
     -------------------------------------------
                   Harley J. DeLano

                        /S/ LYLE A. HUGHES              Director                                  November 21, 1996
     -------------------------------------------
                    Lyle A. Hughes

                                                        Director                                  November   , 1996
     -------------------------------------------
                   Roger K. Hughes

                      /S/ DARIOUSH KHALEDI              Director                                  November 21, 1996
     -------------------------------------------
                   Darioush Khaledi

                           /S/ MARK KIDD                Director                                  November 21, 1996
     -------------------------------------------
                      Mark Kidd

                        /S/ JAY MCCORMACK               Director                                  November 21, 1996
     -------------------------------------------
                    Jay McCormack

                        /S/ MORRIE NOTRICA              Director                                  November 21, 1996
     -------------------------------------------
                    Morrie Notrica

                  /S/ MICHAEL A. PROVENZANO             Director                                  November 21, 1996
     -------------------------------------------
                Michael A. Provenzano

                                                        Director                                  November   , 1996
     -------------------------------------------
                     Allan Scharn

                                                        Director                                  November   , 1996
     -------------------------------------------
                    James R. Stump

                                                        Director                                  November   , 1996
     -------------------------------------------
                    Kenneth Young

                           CONSENT OF COMPANY COUNSEL


    We hereby consent to the reference made to us, and to the use of our name, in this Post-Effective Amendment No. 9 to the Registration Statement on Form S-2, File No. 33-38152, including the Prospectus filed as a part thereof.


                                          BURKE, WILLIAMS & SORENSEN


Los Angeles, California
November 21, 1996

                         INDEPENDENT AUDITORS' CONSENT



    We consent to the use and the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 33-38152 of Certified Grocers of California, Ltd. on Form S-2 of our report dated October 31, 1996, appearing in this Prospectus and incorporated by reference to the Annual Report on Form 10-K of Certified Grocers of California, Ltd. for the year ended August 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



Los Angeles, California


November 22, 1996

                        CONSENT OF INDEPENDENT AUDITORS



    We consent to the inclusion in this Post-Effective Amendment No. 9 to the Registration Statement on Form S-2 (File No. 33-38152) of our report dated November 27, 1995, and the incorporation by reference of said report appearing on page 24 of the Annual Report on Form 10-K, on our audits of the consolidated balance sheet of Certified Grocers of California, Ltd. and subsidiaries as of September 2, 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the two fiscal years in the period ended September 2, 1995. We also consent to the reference to our Firm under the caption "Experts."



                                          COOPERS & LYBRAND LLP.



Los Angeles, California
November 21, 1996

                        INDEX TO EXHIBITS AND SCHEDULES

                                                                                                           SEQUENTIAL
                                                                                                           NUMBERING
                                                                                                            PAGE NO.
                                                                                                           ----------
EXHIBITS:
Exhibit     4          Instruments defining the rights of security holders, including indentures.
            4.1        Articles FIFTH and SIXTH of Articles of Incorporation of the Registrant (as
                       amended through June 21, 1994) (incorporated by reference to Exhibit 4.1 to
                       Post-Effective Amendment No. 6 to Form S-2 Registration Statement of the
                       Registrant filed on December 15, 1994, File No. 33-38152).
            4.2        Bylaws of the Registrant (as amended through June 21, 1994) (incorporated by reference to Exhibit 4.2 to Post-Effective Amendment No. 6 to Form S-2
                       Registration Statement of the Registrant filed on December 15, 1994, File No.
                       33-38152).
            4.3        Retail Grocer Application and Agreement For Continuing Service Affiliation With
                       Certified Grocers of California, Ltd. And Pledge Agreement (incorporated by reference to Exhibit 4.7 to Amendment No. 2 to Form S-1 Registration Statement of
                       the Registrant filed on December 31, 1981, File No. 2-70069).
            4.4        Retail Grocer Application and Agreement For Service Affiliation With And The
                       Purchase of Shares of Certified Grocers of California, Ltd. And Pledge Agreement
                       (incorporated by reference to Exhibit 4.2 to Post-Effective Amendment No. 7 to
                       Form S-2 Registration Statement of the Registrant filed on December 13, 1989, File
                       No. 33-19284).
            4.5        Form of Class A Share Certificate (incorporated by reference to Exhibit 4.5 to
                       Post-Effective Amendment No. 6 to Form S-2 Registration Statement of the
                       Registrant filed on December 15, 1994, File No. 33-38152).
            4.6        Form of Class B Share Certificate (incorporated by reference to Exhibit 4.6 to
                       Post-Effective Amendment No. 6 to Form S-2 Registration Statement of the
                       Registrant filed on December 15, 1994, File No. 33-38152).
Exhibit     5          Opinion re legality.
            5.1        Opinion of Counsel dated December 7, 1990 (incorporated by reference to Exhibit
                       5.1 to Form S-2 Registration Statement of the Registrant filed on December 10,
                       1990, File No. 33-38152).
Exhibit     10         Material Contracts.
            10.1       Comprehensive Amendment to Retirement Plan for Employees of the Registrant
                       (incorporated by reference to Exhibit 10.1 to Form S-2 Registration Statement of
                       the Registrant filed on October 12, 1994, File No. 33-56005).
            10.2       Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 to the Form
                       S-2 Registration Statement of the Registrant filed on December 28, 1987, File No.
                       33-19284).
            10.3       Comprehensive Amendment to Certified Grocers of California, Ltd. Employees'
                       Sheltered Savings Plan (incorporated by reference to Exhibit 10.3 to the Form S-2
                       Registration Statement of the Registrant filed on September 2, 1993, File No.
                       33-68288).

                                                                                                           SEQUENTIAL
                                                                                                           NUMBERING
                                                                                                            PAGE NO.
                                                                                                           ----------
            10.4       Certified Grocers of California, Ltd., Executive Salary Protection Plan II ("ESPP
                       II"), Master Plan Document, effective January 4, 1995 (incorporated by reference to Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 2, 1995 filed on December 1, 1995, File No. 0-10815).
            10.5       Master Trust Agreement For Certified Grocers of California, Ltd. Executive Salary
                       Protection Plan II, dated as of April 28, 1995 (incorporated by reference to
                       Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 2, 1995 filed on December 1, 1995, File No. 0-10815).
            10.6       Certified Grocers of California, Ltd. Executive Insurance Plan Split-dollar
                       Agreement and Schedule of Executive Officers party thereto (incorporated by reference to Exhibit 10.6 to the Registrant's Annual Report on Form 10-K for the
                       fiscal year ended September 2, 1995 filed on December 1, 1995, File No. 0-10815).
            10.7       Comprehensive Amendment to Certified Grocers of California, Ltd. Employees' Excess
                       Benefit Plan (incorporated by reference to Exhibit 10.6.1 to Form S-2 Registration
                       Statement of the Registrant filed on October 12, 1994, File No. 33-56005).
            10.8       Comprehensive Amendment to Certified Grocers of California, Ltd. Employees'
                       Supplemental Deferred Compensation Plan (incorporated by reference to Exhibit
                       10.5.3 to Form S-2 Registration Statement of the Registrant filed on December 10,
                       1990, File No. 33-38152).
            10.9       Comprehensive Amendment to Certified Grocers of California, Ltd. Employee Savings
                       Plan (incorporated by reference to Exhibit 10.4 to Form S-2 Registration Statement of the Registrant filed on September 2, 1993, File No. 33-68288).
            10.9.1     First Amendment to Certified Grocers of California, Ltd. Employee Savings Plan
                       (incorporated by reference to Exhibit 10.4.1 to Form S-2 Registration Statement of
                       the Registrant filed on October 12, 1994, File No. 33-56005).
            10.10      Joint Venture Agreement of Golden Alliance Distribution, dated as of April 8,
                       1992, between Food 4 Less GM, Inc. and Grocers General Merchandise Company
                       (incorporated by reference to Exhibit 10.7 to Form S-2 Registration Statement of
                       the Registrant filed on September 2, 1993. File No. 33-68288).
            10.11      Lease, dated as of December 23, 1986, between Cercor Associates and Grocers
                       Specialty Company (incorporated by reference to Exhibit 10.8 to Form S-2
                       Registration Statement of the Registrant filed on September 2, 1993, File No.
                       33-68288).
            10.12      Expansion Agreement, dated as of May 1, 1991, and Industrial Lease, dated as of
                       May 1, 1991, between Dermody Properties and the Registrant (incorporated by reference to Exhibit 10.9 to Form S-2 Registration Statement of the Registrant
                       filed on September 2, 1993, File No. 33-68288).
            10.12.1    Lease Amendment, dated June 20, 1991, between Dermody Properties and the
                       Registrant (incorporated by reference to Exhibit 10.9.1 to Form S-2 Registration
                       Statement of the Registrant filed on September 2, 1993, File No. 33-68288).

                                                                                                           SEQUENTIAL
                                                                                                           NUMBERING
                                                                                                            PAGE NO.
                                                                                                           ----------
            10.12.2    Lease Amendment, dated October 18, 1991, between Dermody Properties and the
                       Registrant (incorporated by reference to Exhibit 10.9.2 to Form S-2 Registration
                       Statement of the Registrant filed on September 2, 1993, File No. 33-68288).
            10.13      Preferred Stock Purchase Agreement by and between Food-4-Less of Modesto, Inc. and
                       Grocers Capital Company, dated as of July 1, 1992 (incorporated by reference to
                       Exhibit 10.10 to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 28, 1993, filed on November 26, 1993, File No. 0-10815).
            10.14      Preferred Stock Purchase Agreement by and between SavMax Foods, Inc. and Grocers
                       Capital Company, dated as of December 17, 1993 (incorporated by reference to
                       Exhibit 10.11 to Post-Effective Amendment No. 6 to Form S-2 Registration Statement
                       of the Registrant filed on December 15, 1994, File No. 33-38152).
            10.15      Common Stock Purchase Agreement by and between Michael A. Webb and Grocers Capital
                       Company, dated as of December 17, 1993 (incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 6 to Form S-2 Registration Statement of the
                       Registrant filed on December 15, 1994, File No. 33-38152).
            10.16      Agreement Regarding Common Stock by and between Michael A. Webb, SavMax Foods,
                       Inc. and Grocers Capital Company, dated December 17, 1993 (incorporated by reference to Exhibit 10.13 to Post-Effective Amendment No. 6 to Form S-2
                       Registration Statement of the Registrant filed on December 15, 1994, File No.
                       33-38152).
            10.17      Commercial Lease-Net dated December 6, 1994 between TriNet Essential Facilities
                       XII and the Registrant (incorporated by reference to Exhibit 10.17 to the
                       Registrant's Annual Report on Form 10-K for the fiscal year ended September 2,
                       1995 filed on December 1, 1995, File No. 0-10815).
            10.18      Purchase Agreement dated November 21, 1994 between the Registrant and TriNet
                       Corporate Realty Trust, Inc. (incorporated by reference to Exhibit 10.18 to the
                       Registrant's Annual Report on Form 10-K for the fiscal year ended September 2,
                       1995 filed on December 1, 1995, File No. 0-10815).
            10.19      Form of Employment Agreement between the Registrant and Alfred A. Plamann
                       (incorporated by reference to Exhibit 10.19 to the Registrant's Annual Report on
                       Form 10-K for the fiscal year ended August 31, 1996 filed on November 5, 1996,
                       File No. 0-10815).
Exhibit     24         Consents of Experts and Counsel.
            24.1       Consent of Company Counsel -- see page F-1.
            24.2       Consents of Independent Auditors -- see pages F-2 and F-3.